The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5);
Registration No. 333-231553.

Subject to Completion, Dated July 6, 2020

Prospectus Supplement
July               , 2020

(To Prospectus Dated May 17, 2019)

US$

Enbridge Inc.

           % Fixed-to-Fixed Rate Subordinated Notes Series 2020-A due 2080

Preference Shares, Series 2020-A Issuable Upon Automatic Conversion

We are offering US$               aggregate principal amount of                % Fixed-to-Fixed Rate Subordinated Notes Series 2020-A due 2080 (the “Notes”). The Notes will mature on                  , 2080 (the “Maturity Date”).  The Notes will bear interest (i) from, and including,                 , 2020 to, but not including,                     , 2030 at the rate of                 % per annum and (ii) from, and including,                     , 2030, during each Interest Reset Period (as defined herein), at a rate per annum equal to the Five-Year Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus, (a) for the period from, and including,                 , 2030 to, but not including,                    , 2050,                   % and (b) for the period from, and including,                    , 2050 to, but not including, the Maturity Date,               %, in each case, to be reset on each Interest Reset Date (as defined herein). Interest on the Notes will be payable semi-annually in arrears on                    and                      of each year (each, an “Interest Payment Date”), commencing on                     , 2021.  So long as no event of default has occurred and is continuing, we may elect, at our sole option, at any date other than an Interest Payment Date, to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. No Deferral Period may extend beyond the Maturity Date. The Notes will constitute a new series of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange.

The Notes, including accrued and unpaid interest thereon, will be converted automatically (an “Automatic Conversion”), without the consent of the holders thereof (the “Noteholders”), into shares of a newly-issued series of our preference shares, designated as Preference Shares, Series 2020-A (the “Conversion Preference Shares”) upon the occurrence of an Automatic Conversion Event (as defined herein). As the events that give rise to an Automatic Conversion are bankruptcy and related events, it is in our interest to ensure that an Automatic Conversion does not occur, although the events that could give rise to an Automatic Conversion may be beyond our control. We are under no obligation to, and do not intend to, list the Conversion Preference Shares on any stock exchange or other market. We may, at our option, redeem the Notes, in whole at any time or in part from time to time, on any day in the period commencing on (and including)                , 2030 (being the date falling three months prior to the Initial Interest Reset Date (as defined herein)) and ending on (and including) the Initial Interest Reset Date, and thereafter on any day in the period commencing on the date falling three months prior to any Interest Reset Date and ending on (and including) any Interest Reset Date at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. Within 90 days following the occurrence of a Tax Event (as defined herein), we may, at our option, redeem all (but not less than all) of the Notes at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. Within 90 days following the occurrence of a Rating Event (as defined herein), we may, at our option, redeem all (but not less than all) of the Notes at a redemption price equal to 102% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

See “Description of the Notes”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that we are incorporated and organized under the laws of Canada, that many of our officers and directors are residents of Canada, that some of the experts named in this prospectus supplement or the accompanying prospectus are residents of Canada, and that a substantial portion of our assets and said persons are located outside the United States.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement.

	Per Note		Total
Public offering price		%	US$
Underwriting commission		%	US$
Proceeds to us (before expenses)%			US$

Interest on the Notes will accrue from                , 2020.

The underwriters expect to deliver the Notes to the purchasers in book-entry form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”), on or about                , 2020.

Joint Book-Running Managers

J.P. Morgan	Barclays	Citigroup	Credit Suisse

IMPORTANT NOTICE ABOUT INFORMATION IN
THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes we are offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the Notes we are offering. The accompanying prospectus, dated May 17, 2019, is referred to as the “prospectus” in this prospectus supplement.

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer of the Notes in any jurisdiction where the offer is not permitted. You should bear in mind that although the information contained in, or incorporated by reference in, this prospectus supplement or the accompanying prospectus is intended to be accurate as of the date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this prospectus supplement or the accompanying prospectus and by any subsequently filed prospectus amendments.

If the description of the Notes varies between this prospectus supplement and the prospectus, you should rely on the information in this prospectus supplement.

In this prospectus supplement, all capitalized terms and acronyms used and not otherwise defined herein have the meanings provided in the prospectus. In this prospectus supplement, the prospectus and any document incorporated by reference, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars or “$”, “U.S. dollars” or “US$” means the lawful currency of the United States. Unless otherwise indicated, all financial information included in this prospectus supplement, the prospectus and any document incorporated by reference is determined using U.S. GAAP. “U.S. GAAP” means generally accepted accounting principles in the United States.

Except as set forth under “Description of the Notes” and unless otherwise specified or the context otherwise requires, all references in this prospectus supplement, the prospectus and any document incorporated by reference to “Enbridge”, the “Corporation”, “we”, “us” and “our” mean Enbridge Inc. and its subsidiaries.

S-i

Prospectus Supplement

S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The prospectus and this prospectus supplement, including the documents incorporated by reference into the prospectus and this prospectus supplement, contain both historical and forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). This information has been included to provide readers with information about the Corporation and its subsidiaries and affiliates, including management’s assessment of the Corporation’s and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “likely”, “plan”, “project”, “target” and similar words suggesting future outcomes or statements regarding an outlook. Forward looking information or statements included or incorporated by reference in the prospectus and this prospectus supplement include, but are not limited to, statements with respect to the following: the Corporation’s corporate vision and strategy, including strategic priorities and enablers; the COVID-19 pandemic and the duration and impact thereof; the expected supply of, demand for and prices of crude oil, natural gas, natural gas liquids, liquified natural gas and renewable energy; anticipated utilization of the Corporation’s existing assets; expected earnings before interest, income taxes and depreciation and amortization (“EBITDA”); expected earnings/(loss); expected future cash flows; expected distributable cash flow; expected debt-to-EBITDA ratio; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected strategic priorities and performance of the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution and Storage, Renewable Power Generation and Energy Services businesses; expected costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction; expected capital expenditures; expected equity funding requirements for the Corporation’s commercially secured growth program; expected future growth and expansion opportunities; expectations about the Corporation’s joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions and the timing thereof; expected benefits of transactions, including the realization of efficiencies and synergies; expected future actions of regulators and related court proceedings and other litigation;  this offering, including the closing date thereof, the expected use of proceeds and the Corporation’s intention to not list the Notes or Conversion Preference Shares on any stock exchange or other market; anticipated competition; United States Line 3 Replacement Program; Line 5 related matters; estimated future dividends; the Corporation’s dividend payout policy; dividend growth and dividend payout expectation; and expectations on impact of the Corporation’s hedging program.

Although the Corporation believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions and risks include the following: the COVID-19 pandemic and the duration and impact thereof; the expected supply of and demand for crude oil, natural gas, natural gas liquids (“NGL”) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy, including the current weakness and volatility of such prices; anticipated utilization of the Corporation’s existing assets; exchange rates; inflation; interest rates; availability and price of labor and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for the Corporation’s projects; anticipated in-service dates; weather; the timing and closing of acquisitions and dispositions and of this offering; the realization of anticipated benefits and synergies of transactions; governmental legislation; impact of the Corporation’s dividend policy on its future cash flows; the Corporation’s credit ratings; capital project funding; expected EBITDA; expected earnings/(loss); expected future cash flows; expected distributable cash flow; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Corporation’s services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which the Corporation operates and may impact levels of demand for the Corporation’s services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to expected EBITDA, expected earnings/(loss), expected future cash flows, expected distributable cash flow or estimated future dividends. The most relevant assumptions associated with forward-looking statements on announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather; customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes; and the COVID-19 pandemic and the duration and impact thereof.

The Corporation’s forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of the Corporation’s strategic priorities, operating performance, regulatory parameters, changes in regulations applicable to the Corporation’s business, acquisitions, dispositions and other transactions, the Corporation’s dividend policy, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions, supply of and demand for commodities and the COVID-19 pandemic and the duration and impact thereof, including but not limited to those risks and uncertainties discussed in the prospectus, this prospectus supplement and in documents incorporated by reference into the prospectus and this prospectus supplement. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and the Corporation’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, the Corporation assumes no obligation to publicly update or revise any forward-looking statements made in the prospectus and this prospectus supplement or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to the Corporation or persons acting on the Corporation’s behalf, are expressly qualified in their entirety by these cautionary statements.

For more information on forward-looking statements, the assumptions underlying them, and the risks and uncertainties affecting them, see “Note Regarding Forward-Looking Statements” in the prospectus and “Risk Factors” in this prospectus supplement and the prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The Corporation is subject to the information requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the United States Securities and Exchange Commission (the “SEC”). Such reports and other information are available on the SEC’s website at www.sec.gov and the Corporation’s website at www.enbridge.com. The information contained on or accessible from the Corporation’s website does not constitute a part of this prospectus and is not incorporated by reference herein.

We have filed with the SEC a registration statement on Form S-3 relating to certain securities, including the Notes offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus are a part of the registration statement and do not contain all the information in the Registration Statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or other document. You may review a copy of the Registration Statement through the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC. This means that we can disclose important information to you by referring to those documents and later information that we file with the SEC. The information that we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate by reference the following documents and any future filings that we make with the SEC under Sections 13(a), 13(c) and 15(d) of the U.S. Exchange Act, as amended, until the termination of the offering under this prospectus supplement:

•                                          Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 14, 2020, as amended by Amendment No. 1 on Form 10-K/A filed on March 9, 2020;

•                                          Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed on May 7, 2020; and

•                                          Our second Current Report on Form 8-K filed on February 14, 2020 (Accession No. 0001104659-20-021544) and our Current Reports on Form 8-K filed on February 20, 2020, February 28, 2020, March 9, 2020, March 20, 2020, May 6, 2020, May 14, 2020, May 29, 2020, June 4, 2020 and June 22, 2020.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Copies of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) may be obtained on request without charge from the Corporate Secretary of Enbridge Inc., Suite 200, 425 - 1st Street S.W., Calgary, Alberta, Canada T2P 3L8 (telephone 1-403-231-3900). Documents that we file with or furnish to the SEC are also available on the SEC’s website at www.sec.gov.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Notes. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Corporation

Enbridge is a leading North American energy infrastructure company. The Corporation’s core businesses include Liquids Pipelines, which transports approximately 25% of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20% of the natural gas consumed in the United States; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,750 megawatts of net renewable power in North America and Europe.

Enbridge is a public company trading on both the Toronto Stock Exchange and the New York Stock Exchange under the symbol “ENB”. The Corporation was incorporated under the Companies Ordinance of the Northwest Territories on April 13, 1970 and was continued under the Canada Business Corporations Act on December 15, 1987. Enbridge’s principal executive offices are located at Suite 200, 425 - 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

Recent Developments

On July 1, 2020, the Ingham County Circuit Court of the State of Michigan amended its temporary restraining order requiring Enbridge to temporarily shut down the west segment of the Line 5 dual pipelines through the Straits of Mackinac. Following the court’s ruling, Enbridge restarted the west segment and anticipates operations will return to normal. Pursuant to the court order, Enbridge will conduct an inline inspection tool run on the west segment and share its findings with the State of Michigan in accordance with the court’s orders. The east segment of Line 5 will remain shut down as Enbridge works with its safety regulator, the Pipeline and Hazardous Materials Safety Administration, to ensure all of the safety assessments are complete and data provided prior to restarting the east segment.

The Offering In this section, the terms “Corporation”, “Enbridge”, “we”, “us” or “our” refer only to Enbridge Inc. and not to its subsidiaries.
Issuer	Enbridge Inc.

Securities Offered	US$ aggregate principal amount of % Fixed-to-Fixed Rate Subordinated Notes Series 2020-A due 2080 (the “Notes”).

Maturity Date	The Notes will mature on , 2080 (the “Maturity Date”).

Interest

The Notes will bear interest (i) from, and including,                     , 2020 to, but not including,                     , 2030 at the rate of                      % per annum and (ii) from, and including,                     , 2030, during each Interest Reset Period (as defined herein), at a rate per annum equal to the Five-Year Treasury Rate (as defined herein) as of the most recent Reset Interest Determination Date (as defined herein) plus, (a) for the period from, and including,                 , 2030 to, but not including,                    , 2050,                   % and (b) for the period from, and including,                    , 2050 to, but not including, the Maturity Date,               %, in each case, to be reset on each Interest Reset Date (as defined herein). Interest on the Notes will be payable semi-annually in arrears on                    and                      of each year (each, an “Interest Payment Date”), commencing on                     , 2021.

Deferral Right

So long as no event of default has occurred and is continuing, we may elect, at our sole option, at any date other than an Interest Payment Date (a “Deferral Date”), to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). There is no limit on the number of Deferral Periods that may occur. Such deferral will not constitute an event of default or any other breach under the Indenture (as defined herein). Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where we pay all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date.

Dividend Stopper Undertaking

Unless we have paid all accrued and payable interest on the Notes, subject to certain exceptions, we will not (i) declare any dividends on our preference shares and our common shares (the “Dividend Restricted Shares”) or pay any interest on any class or series of our indebtedness currently outstanding or hereafter created which ranks on a parity with the Notes as to distributions upon liquidation, dissolution or winding-up (the “Parity Notes”), (ii) redeem, purchase or otherwise retire any Dividend Restricted Shares or Parity Notes, or (iii) make any payment to holders of any of the Dividend Restricted Shares or any of the Parity Notes in

respect of dividends not declared or paid on such Dividend Restricted Shares or interest not paid on such Parity Notes, respectively (the “Dividend Stopper Undertaking”).

It is in our interest to ensure that interest on the Notes is timely paid so as to avoid triggering the Dividend Stopper Undertaking. See “Description of the Notes — Dividend Stopper Undertaking” and “Risk Factors”.

Automatic Conversion

The Notes, including accrued and unpaid interest thereon, will be converted automatically (“Automatic Conversion”), without the consent of the Noteholders, into shares of a newly issued series of our preference shares, designated as Preference Shares, Series 2020-A (the “Conversion Preference Shares”) upon the occurrence of: (i) the making by Enbridge of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), (ii) any proceeding instituted by Enbridge seeking to adjudicate it a bankrupt or insolvent, or, where Enbridge is insolvent, seeking liquidation, winding-up, dissolution, reorganization, arrangement, adjustment, protection, relief or compromise of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the property and assets of Enbridge or any substantial part of its property and assets in circumstances where Enbridge is adjudged a bankrupt or insolvent, (iii) a receiver, interim receiver, trustee or other similar official is appointed over the property and assets of Enbridge or for any substantial part of its property and assets by a court of competent jurisdiction in circumstances where Enbridge is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada; or (iv) any proceeding is instituted against Enbridge seeking to adjudicate it a bankrupt or insolvent or, where Enbridge is insolvent, seeking liquidation, winding-up, dissolution, reorganization, arrangement, adjustment, protection, relief or compromise of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the property and assets of Enbridge or any substantial part of its property and assets in circumstances where Enbridge is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, and either such proceeding has not been stayed or dismissed within sixty (60) days of the institution of any such proceeding or the actions sought in such proceedings occur, including the entry of an order for relief against Enbridge or the appointment of a receiver, interim receiver, trustee, or other similar official for Enbridge’s property and assets or for any substantial part of its property and assets (each, an “Automatic Conversion Event”).

The Automatic Conversion shall occur upon an Automatic Conversion Event (the “Conversion Time”). At the Conversion Time, the Notes shall be automatically converted, without the consent of the Noteholders, into a newly issued series of fully-paid Conversion Preference Shares. At such time, the Notes shall be deemed to be immediately and automatically surrendered and cancelled without need for further action by the Noteholders, who shall thereupon automatically cease to be holders thereof and all rights of any such Noteholder as a debtholder of Enbridge shall automatically cease. At the Conversion Time, Noteholders will receive one Conversion Preference Share for each US$1,000 principal amount of Notes held immediately prior to the Automatic Conversion together with the number of Conversion Preference Shares (including fractional shares, if applicable) calculated by dividing the amount of accrued and unpaid interest, if any, on the Notes by US$1,000.

Upon an Automatic Conversion of the Notes, Enbridge reserves the right not to issue some or all, as applicable, of the Conversion Preference Shares to any person whose address is in, or whom Enbridge or its transfer agent has reason to believe is a resident of, any jurisdiction outside of Canada and the United States to the extent that: (i) the issuance or delivery by Enbridge to such person, upon an Automatic Conversion of Conversion Preference Shares, would require Enbridge to take any action to comply with securities or analogous laws of such jurisdiction, or (ii) withholding tax would be applicable in connection with the delivery to such person of Conversion Preference Shares upon an Automatic Conversion (“Ineligible Persons”). In such circumstances, Enbridge will hold all Conversion Preference Shares that would otherwise be delivered to Ineligible Persons, as agent for Ineligible Persons, and will attempt to facilitate the sale of such Conversion Preference Shares through a registered dealer retained by Enbridge for the purpose of effecting the sale (to parties other than Enbridge, its affiliates or other Ineligible Persons) on behalf of such Ineligible Persons of such Conversion Preference Shares.

As the events that give rise to an Automatic Conversion are bankruptcy and related events, it is in the interest of Enbridge to ensure that an Automatic Conversion does not occur, although the events that could give rise to an Automatic Conversion may be beyond our control. See “Description of the Notes — Automatic Conversion”, “Description of the Conversion Preference Shares” and “Risk Factors”.

Redemption Right

We may, at our option, on giving not more than 60 nor less than 30 days’ notice to the Noteholders, redeem the Notes, in whole at any time or in part from time to time on any day in the period commencing on the date falling three months prior to any Interest Reset Date and ending on (and including) any Interest Reset Date. The redemption price per US$1,000 principal amount of Notes redeemed on any such day will be 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. Notes that are redeemed shall be cancelled and shall not be reissued. See “Description of the Notes — Redemption Right”.

Redemption on Tax Event or Rating Event	Within 90 days following the occurrence of a Tax Event, we may, at our option, on giving not more than 60 nor less than 30 days’ notice to the Noteholders, redeem all (but not less than all) of the

Notes at a redemption price per US$1,000 principal amount of such Notes equal to 100% of the principal amount thereof, together with accrued and unpaid interest to but excluding the date fixed for redemption. See “Description of the Notes — Redemption on Tax Event or Rating Event”.

Within 90 days following the occurrence of a Rating Event, we may, at our option, on giving not more than 60 nor less than 30 days’ notice to the Noteholders, redeem all (but not less than all) of the Notes at a redemption price per US$1,000 principal amount of the Notes equal to 102% of the principal amount thereof, together with accrued and unpaid interest to but excluding the date fixed for redemption. See “Description of the Notes — Redemption on Tax Event or Rating Event”.

Additional Covenants

In addition to the Dividend Stopper Undertaking, we will covenant for the benefit of the Noteholders that we will not create or issue any preference shares which, in the event of insolvency or winding-up of the Corporation, would rank in right of payment in priority to the Conversion Preference Shares.

Subordination

The Notes will be our direct unsecured subordinated obligations. The payment of principal and interest on the Notes will be subordinated in right of payment to the prior payment in full of all present and future Senior Indebtedness, and will be effectively subordinated to all indebtedness and obligations of our subsidiaries (including Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP).

“Senior Indebtedness” means obligations (other than non-recourse obligations, the Notes or any other obligations specifically designated as being subordinate in right of payment to such obligations) of, or guaranteed or assumed by, the Corporation for borrowed money or evidenced by bonds, debentures or notes or obligations of the Corporation for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation.

Use of Proceeds

We estimate that the net proceeds of the offering of the Notes, after deducting underwriting commissions and the estimated expenses of the offering, will be approximately US$               . We intend to use the net proceeds of this offering to reduce existing indebtedness of the Corporation or its subsidiaries, partially fund capital projects and, if applicable, for other general corporate purposes of the Corporation and its affiliates. See “Use of Proceeds” in this prospectus supplement.

Payment of Additional Amounts

All payments made by or on account of any obligation of the Corporation under or with respect to the Notes shall be made free and clear of and without withholding or deduction for, or on account of, any present, or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”), unless the Corporation is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Corporation is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Notes, the Corporation shall pay as additional interest such additional amounts as may be necessary so that the net amount received by each Noteholder after such withholding or deduction shall not be less than the amount such Noteholder would have received if such Canadian Taxes had not been withheld or deducted, subject to certain exceptions. See “Description of the Notes — Payment of Additional Amounts”. No additional amounts will be paid by the Corporation on dividends paid or deemed to be paid (including a deemed dividend in connection with redemption of the Conversion Preference Shares) on the Conversion Preference Shares.

Conflicts of Interest

We may have outstanding existing indebtedness owing to certain of the underwriters and affiliates of such underwriters, a portion of which we may repay with the net proceeds from this offering. See “Use of Proceeds”. As a result, one or more of such underwriters or their affiliates may receive more than 5% of the net proceeds from this offering in the form of repayment of such existing indebtedness. Accordingly, this offering is being made pursuant to Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the conditions of Rule 5121(a)(1)(C) are satisfied.

Form

The Notes will be represented by fully registered global Notes deposited in book-entry form with, or on behalf of, The Depository Trust Company, and registered in the name of its nominee. See “Description of the Notes — Book-Entry System” in this prospectus supplement. Except as described under “Description of the Notes” in this prospectus supplement, Notes in certificated form will not be issued.

Lack of Public Market for the Notes

The Notes are a new issue of securities with no established trading market.  We do not intend to apply for listing of the Notes on any securities exchange.  The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice.

Trustee and Paying Agent	Deutsche Bank Trust Company Americas.

Governing Law

The Notes and the Indenture will be governed by the laws of the State of New York, except for the subordination provisions in Article 7 of the seventh supplemental indenture to the Indenture, which will be governed by the laws of the Province of Alberta.

Material Income Tax Considerations	For a discussion of material income tax considerations that may be relevant to an investment in the Notes, see “Material Income Tax Considerations” in this prospectus supplement.

Conversion Preference Shares

The Conversion Preference Shares will be entitled to receive cumulative preferential cash dividends, if, as and when declared by the board of directors of Enbridge, subject to the Canada Business Corporations Act at the same rate as the interest rate that would have accrued on the Notes (had the Notes remained outstanding) as described under “Description of the Notes — Interest and Maturity”) (the “Perpetual Preference Share Rate”), payable on each semi-annual dividend payment date, subject to any applicable withholding tax. See “Description of the Conversion Preference Shares”. The Corporation is under no obligation to, and does not intend to, list the Conversion Preference Shares on any stock exchange or other market.

RISK FACTORS

You should consider carefully the following risks and other information contained in and incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding to invest in the Notes. In particular, we urge you to consider carefully the following risk factors, as well as the risk factors set forth under the heading “Item 1A. Risk Factors” in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in the Corporation’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, incorporated by reference into this prospectus supplement and the accompanying prospectus. The following risks and uncertainties could materially and adversely affect our financial condition and results of operations. In that event, the value of our securities, including the Notes and the Conversion Preference Shares, or our ability to meet our obligations under the Notes or the Conversion Preference Shares, may be adversely affected.

Risks Related to the Notes

We are a holding company and as a result are dependent on our subsidiaries to generate sufficient cash and distribute cash to us to service our indebtedness, including the Notes.

Our ability to make payments on our indebtedness, fund our ongoing operations and invest in capital expenditures and any acquisitions will depend on our subsidiaries’ (including subsidiary partnerships and joint-ventures through which we conduct business) ability to generate cash in the future and distribute that cash to us. It is possible that our subsidiaries may not generate cash from operations in an amount sufficient to enable us to service our indebtedness, including the Notes. The Notes are U.S. dollar- denominated obligations and a substantial portion of our subsidiaries’ revenues are denominated in Canadian dollars. Fluctuations in the exchange rate between the U.S. and Canadian dollars may adversely affect our ability to service or refinance our U.S. dollar-denominated indebtedness, including the Notes.

Noteholders will only have rights as an equity holder in the event of insolvency.

In the event of the occurrence of the Automatic Conversion, with the result that the Noteholders receive Conversion Preference Shares on conversion of such Notes, the only claim or entitlement of each Noteholder will be in its capacity as a shareholder of the Corporation. See “Description of the Notes — Automatic Conversion” and “Risks Related to the Conversion Preference Shares”.

The Notes are subordinated in right of payment to all of our current and future senior indebtedness and structurally subordinated to the indebtedness of our subsidiaries.

Our obligations under the Notes will be subordinated in right of payment to all of our current and future obligations (other than non- recourse obligations, the Notes or any other obligations specifically designated as being subordinate in right of payment to such obligations) of, or guaranteed or assumed by, the Corporation for borrowed money or evidenced by bonds, debentures or notes or obligations of the Corporation for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation (“Senior Indebtedness”). This means that we will not be permitted to make any payments on the Notes if we default on a payment of principal of, premium, if any, or interest on any such Senior Indebtedness or there shall occur an event of default under such Senior Indebtedness and we do not cure the default within the applicable grace period, if the holders of the Senior Indebtedness have the right to accelerate the maturity of such indebtedness or if the terms of such Senior Indebtedness otherwise restrict us from making payments to junior creditors. See “Description of the Notes — Subordination”. Our Senior Indebtedness as of June 30, 2020 was approximately $24,105 million.

In addition to the contractual subordination described above, the Notes are not guaranteed by Spectra Energy Partners, LP, Enbridge Energy Partners, L.P. or any of our other subsidiaries (including subsidiary partnerships and joint ventures through which we conduct business) and are thus structurally subordinated to all of the debt of these subsidiaries. The Corporation’s interests in its subsidiaries and the partnerships and joint ventures through which it conducts business generally consist of equity interests, which are residual claims on the assets of those entities after their creditors are satisfied. As at March 31, 2020, the long-term debt (excluding current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of the Corporation’s subsidiaries totaled approximately $25,199 million.

The Indenture restricts our ability to incur liens, but places no such restriction on our subsidiaries or the partnerships and joint ventures through which we conduct business. Holders of parent company indebtedness that is secured by parent company assets will have a claim on the assets securing the indebtedness that is prior in right of payment to our general unsecured creditors, including you as a holder of the Notes (a “Noteholder”). The Indenture permits us to incur additional liens as described under “Description of the Notes — Covenants — Limitation on Security Interests” in this prospectus supplement.

Furthermore, in the event of an insolvency or liquidation of the Corporation, the claims of creditors of the Corporation would be entitled to a priority payment over the claims of holders of equity interests of the Corporation, such as the Conversion Preference Shares. See “Risks Related to the Notes — Noteholders will only have rights as an equity holder in the event of insolvency” and “Risks Related to the Conversion Preference Shares”.

We may redeem the Notes before they mature.

The Corporation may redeem the Notes in the circumstances described under “Description of the Notes — Redemption Right” and “— Redemption on Tax Event or Rating Event”. These redemption rights may, depending on prevailing market conditions at the time, create reinvestment risk for the Noteholders in that they may be unable to find a suitable replacement investment with a comparable return to the Notes.

We may defer interest payments on the Notes at our sole option.

So long as no event of default has occurred and is continuing, subject to certain exceptions, we may elect, at our sole option, to defer the interest payable on the Notes on one or more occasions for up to five consecutive years as described under “Description of the Notes — Deferral Right”. There is no limit on the number of Deferral Periods that may occur. Such deferral will not constitute an event of default or any other breach under the Notes and the Indenture.

The interest rate will reset on the Initial Interest Reset Date and each subsequent Interest Reset Date, and any interest payable after an Interest Reset Date may be less than an earlier interest rate.

The interest rate on the Notes for each Interest Reset Period will equal the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus (i) for the period from, and including,                    , 2030 to, but not including,                     , 2050,                % and (ii) for the period from, and including,                    , 2050 to, but not including, the Maturity Date,                %. Therefore, the interest rate after the Initial Interest Reset Date could be less than the fixed rate for the initial ten-year period, and any interest payable after a subsequent Interest Reset Date may be less than the interest rate for a prior period. We have no control over the factors that may affect U.S. Treasury rates, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events.

Historical U.S. Treasury rates are not an indication of future U.S. Treasury rates.

In the past, U.S. Treasury rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of U.S. Treasury rates are not necessarily indicative of future levels. Any historical upward or downward trend in U.S. Treasury rates is not an indication that U.S. Treasury rates are more or less likely to increase or decrease at any time after the Initial Interest Reset Date, and you should not take the historical U.S. Treasury rates as an indication of future Five-Year Treasury Rates.

The tax treatment of the Notes for U.S. federal income tax purposes is uncertain.

There is no authority that addresses the tax treatment of an instrument, such as the Notes, that is denominated as a debt instrument but that provides for an Automatic Conversion into Conversion Preference Shares. It is therefore unclear whether the Notes should be treated as equity or debt of Enbridge for U.S. federal income tax purposes. We believe, however, that the Notes should be treated as equity of Enbridge for U.S. federal income tax purposes, and the terms of the Notes require a U.S. holder (as defined below) and Enbridge (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Notes for U.S. federal income tax purposes in accordance with such characterization. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that the Notes could be treated as debt of Enbridge for U.S. federal income tax purposes, in which case you may be subject to adverse tax consequences, as discussed in “Material Income Tax Considerations — Material U.S. Federal Income Tax Considerations — Alternative Treatments”.

Noteholders will have limited rights of acceleration.

Subject to the conditions in the Indenture, the Trustee and Noteholders may accelerate payment of the principal of the Notes only upon the occurrence certain events of default, which will occur only if the Corporation defaults on the payment of (i) principal or premium, if any, when due and payable, or (ii) interest when due and payable and such default continues for 30 days (subject to the Corporation’s right, at its sole option, to defer interest payments, as described under “Description of the Notes — Deferral Right”). The Trustee and Noteholders will not have the right to accelerate payment of the principal of the Notes upon the breach of other covenants in the Indenture, although a legal action could be brought to enforce such covenant. See “Description of the Notes — Events of Default” in this prospectus supplement.

We cannot provide assurance that an active trading market will develop for the Notes.

The Notes will constitute a new series of securities with no established trading market. The underwriters have advised us that they intend to make a market in the Notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the Notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you that an active market for the Notes will develop or, if developed, that it will continue. We cannot assure you that the market, if any, for the Notes will be free from disruptions that may adversely affect the price at which you may sell the Notes. Future trading prices of the Notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our financial performance and other factors. Generally, the liquidity of, and trading market for, the Notes may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect that liquidity and trading independent of our financial performance and prospects.

We or any of our affiliates may assume the duties of the Calculation Agent and may have economic interests adverse to the interests of the holders of the Notes.

The Calculation Agent (as defined herein) will make certain determinations regarding the interest rate for each Interest Reset Period. We or any of our affiliates may assume the duties of the Calculation Agent for the Notes.  Any exercise of discretion by us or our affiliates acting as Calculation Agent could present a conflict of interest.  In making the required determinations, decisions and elections, we or our affiliates may have economic interests that are adverse to the interests of holders of the Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Notes. Any determination made by us or our affiliates, acting as the Calculation Agent, will be final and binding absent manifest error.

Rating agencies may change their practices for rating the Notes, which change may affect the market price of the Notes.

The rating agencies that currently publish a rating for us, each of which is expected to initially publish a rating of the Notes, or those that may in the future publish a rating for us, may, from time to time in the future, change the way they analyze securities with features similar to the Notes.  If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Notes are subsequently lowered, that could have a negative impact on the trading price of the Notes.

Risks Related to the Conversion Preference Shares

There is currently no market for the Conversion Preference Shares.

There is currently no market through which the Conversion Preference Shares may be sold and purchasers of Notes that are subsequently converted into Conversion Preference Shares may not be able to resell the Conversion Preference Shares. The price offered to the public for the Notes and the principal amount of Notes to be issued have been determined by negotiations among the Corporation and the underwriters. The price paid for each Note may bear no relationship to the price at which the Conversion Preference Shares issuable on conversion of the Notes may trade subsequent to this offering. The Corporation cannot predict at what price the Conversion Preference Shares may trade and there can be no assurance that an active trading market will develop for the Conversion Preference Shares or, if developed, that such market will be sustained. The Corporation is under no obligation to, and does not intend to, list the Conversion Preference Shares on any stock exchange or other market.

The right of holders of Conversion Preference Shares to receive dividends is subject to the discretion of the Corporation’s board of directors.

Holders of Conversion Preference Shares will not have a right to dividends on such shares unless declared by the Corporation’s board of directors. The declaration of dividends is in the discretion of the board of directors even if the Corporation has sufficient funds, net of its liabilities, to pay such dividends. Provisions of various trust indentures and credit arrangements to which the Corporation is a party restrict the Corporation’s ability to declare and pay dividends under certain circumstances and, if such restrictions apply, they may, in turn, have an impact on the Corporation’s ability to declare and pay dividends on the Conversion Preference Shares. In addition, the Corporation may not declare or pay a dividend if there are reasonable grounds for believing that: (i) the Corporation is, or would after the payment be, unable to pay its liabilities as they become due, or (ii) the realizable value of the Corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of its outstanding shares. Liabilities of the Corporation will include those arising in the course of its business, indebtedness, including inter-company debt, and amounts, if any, that are owing by the Corporation under guarantees in respect of which a demand for payment has been made. In addition, a dividend (including a deemed dividend in connection with redemption of the Conversion Preference Shares) received on Conversion Preference Shares may be subject to Canadian non-resident withholding tax and, if any such dividends are so subject, no additional amounts will be payable to holders of Conversion Preference Shares in respect of such withholding tax. See “Material Income Tax Considerations — Material Canadian Income Tax Considerations — Conversion Preference Shares — Dividends” and “— Redemption or Other Acquisition by the Corporation”.

Credit ratings applied to the Notes and the Conversion Preference Shares may affect the market price or value and the liquidity of the Conversion Preference Shares.

The credit ratings applied to the Notes and the Conversion Preference Shares issuable on conversion of the Notes are an assessment by Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Ratings Services (“S&P”), DBRS Limited (“DBRS”) and Fitch Ratings, Inc. (“Fitch”) of the Corporation’s ability to pay its obligations. The credit ratings are based on certain assumptions about the future performance and capital structure of the Corporation that may or may not reflect the actual performance or capital structure of the Corporation. Changes in credit ratings of the Notes and the Conversion Preference Shares issuable on conversion of the Notes may affect the market price or value and the liquidity of the Conversion Preference Shares. There is no assurance that any credit rating assigned to the Notes or the Conversion Preference Shares will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency. The Notes are expected to initially be rated below investment grade by Moody’s.

The Conversion Preference Shares will be treated as equity in the event of an insolvency or winding-up of the Corporation.

The Conversion Preference Shares are equity capital of the Corporation which rank equally with the Corporation’s other preference shares, if any, in the event of an insolvency or winding-up of the Corporation. If the Corporation becomes insolvent or is wound up, the Corporation’s assets must be used to pay debt and other liabilities before payments may be made on the Conversion Preference Shares and other preference shares, if any.

The Conversion Preference Shares do not have a fixed maturity date.

The Conversion Preference Shares do not have a fixed maturity date and are not redeemable at the option of the holders of Conversion Preference Shares. The ability of a holder to liquidate its holdings of Conversion Preference Shares may be limited.

The Corporation may choose to redeem the Conversion Preference Shares from time to time.

The Corporation may choose to redeem the Conversion Preference Shares from time to time, in accordance with its rights described under “Description of the Conversion Preference Shares — Certain Provisions of the Conversion Preference Shares — Redemption of Conversion Preference Shares”. The amount payable upon redemption may be subject to withholding tax. In addition, if prevailing interest rates are lower at the time of redemption, a purchaser would not be able to reinvest the redemption proceeds in a comparable security at an effective yield as high as the yield on the Conversion Preference Shares being redeemed. The Corporation’s redemption right also may adversely impact a purchaser’s ability to sell Conversion Preference Shares.

No additional amounts will be paid on dividends on the Conversion Preference Shares.

Although under current law, dividends paid or deemed to be paid (including a deemed dividend in connection with redemption of the Conversion Preference Shares) to non-resident holders of the Conversion Preference Shares would generally be subject to Canadian non-resident withholding tax as described under “Material Income Tax Considerations — Material Canadian Income Tax Considerations — Conversion Preference Shares — Dividends”, no additional amounts will be paid by the Corporation on dividends paid or deemed to be paid on the Conversion Preference Shares.

Holders of Conversion Preference Shares will have limited voting rights.

Holders of Conversion Preference Shares will not be entitled to receive notice of or to attend or vote at meetings of the shareholders of the Corporation, except as required by law. See “Description of the Conversion Preference Shares — Certain Provisions of the Conversion Preference Shares — Redemption of Conversion Preference Shares — Voting Rights”.

CONSOLIDATED CAPITALIZATION

The following table summarizes our consolidated capitalization as of March 31, 2020 on an actual basis and on an as adjusted basis to give effect to the issuance and sale of the Notes described in this prospectus supplement, without giving effect to the application of the net proceeds thereof. See “Use of Proceeds” in this prospectus supplement.

You should read this table together with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the consolidated financial statements and related notes thereto and the unaudited consolidated financial statements as at and for the three months ended March 31, 2020 and the related notes thereto in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. All U.S. dollar amounts in the following table have been converted to Canadian dollars using the exchange rate on March 31, 2020 of US$0.7049 per $1.00 as reported on the Bank of Canada website.

	As of March 31, 2020
	Actual	As Adjusted for the Notes
	(millions of dollars)
Long-term debt:
Long-term debt (excluding current portion)(1)	$63,571 (2)	$
Notes offered hereby (US$ )	—
Total long-term debt	63,571

Shareholders’ equity:
Preference shares	7,747
Common shares	64,760
Additional paid-in capital	202
Deficit	(7,808)
Accumulated other comprehensive loss	3,989
Reciprocal shareholding	(47)
Total Enbridge Inc. shareholders’ equity	68,843
Total capitalization	$132,414	$

(1)         As at March 31, 2020, long-term debt includes $9,855 million of outstanding commercial paper borrowings and credit facility draws and excludes the Notes offered hereby.

(2)         Long-term debt at March 31, 2020 does not reflect the increase in commercial paper, letters of credit and credit facility draws by approximately $1,133 million, which occurred subsequent to March 31, 2020.

USE OF PROCEEDS

We estimate that the net proceeds of this offering of the Notes, after deducting underwriting commissions and the estimated expenses of this offering, will be approximately US$                . We intend to use the net proceeds to reduce existing indebtedness of the Corporation or its subsidiaries, partially fund capital projects and, if applicable, for other general corporate purposes of the Corporation and its affiliates. The Corporation may invest funds that it does not immediately require in short-term marketable debt securities.

We may have outstanding existing indebtedness owing to certain of the underwriters and affiliates of the underwriters, a portion of which we may repay with the net proceeds of this offering. As a result, one or more of the underwriters or their affiliates may receive a portion of the net proceeds of this offering. See “Underwriting” in this prospectus supplement.

DESCRIPTION OF THE NOTES

The following description of the terms of the Notes supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities and Guarantees” in the accompanying prospectus, and should be read in conjunction with that description. In this section, the terms “Corporation”, “Enbridge”, “we”, “us” or “our” refer only to Enbridge Inc. and not to its subsidiaries.

The Notes will be issued under an indenture (as amended and supplemented from time to time, the “Indenture”), dated as of February 25, 2005, between the Corporation and Deutsche Bank Trust Company Americas, as Trustee. The Notes will not be offered or sold to persons in Canada pursuant to this prospectus supplement. The Trustee will initially serve as paying agent for the Notes. The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Indenture.

The Notes will not be entitled to the benefit of any sinking fund, and will not be listed on any automated quotation system, and we do not intend to apply for listing of the Notes on any securities exchange.

The Trustee under the Indenture is referred to in this section as the “Trustee”, which term shall include, unless the context otherwise requires, its successors and assigns. Capitalized terms used but not defined in this section shall have the meanings given to them in the Indenture.

For information concerning the Conversion Preference Shares into which the Notes are, in certain circumstances, convertible as described under “— Automatic Conversion” below, see “Description of the Conversion Preference Shares”.

Interest and Maturity

The Notes will mature on                    , 2080 (the “Maturity Date”). The Notes will bear interest (i) from, and including,                    , 2020 to, but not including, the Initial Interest Reset Date at the rate of                    % per annum and (ii) from and including the Initial Interest Reset Date, during each Interest Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus: (a)        % from and including the Initial Interest Reset Date, to, but not including,                      , 2050 and (b)           % from and including                          , 2050, to, but not including, the Maturity Date, in each case, to be reset on each Interest Reset Date. Interest on the Notes is payable semi-annually in arrears on                     and                       of each year, commencing on                         , 2021 and on the Maturity Date (each, an “Interest Payment Date”), subject to deferral as described under “—Deferral Right”. Interest payments will be made to the persons or entities in whose names the Notes are registered at the close of business on                     and                     (in each case, whether or not a business day), as the case may be, immediately preceding the relevant Interest Payment Date.

Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than six months, on the basis of the actual number of days elapsed per 30-day month. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on the Notes, whenever the interest rate on the Notes is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days used in calculating the specified interest rate.

If an Interest Payment Date falls on a day that is not a business day, the Interest Payment Date will be postponed to the next business day, and no further interest will accrue in respect of such postponement.

Unless we have redeemed all of the outstanding Notes as of the Initial Interest Reset Date, we will appoint a calculation agent (the “Calculation Agent”) with respect to the Notes prior to the Reset Interest Determination Date preceding the Initial Interest Reset Date. We or any of our affiliates may assume the duties of the Calculation Agent.  The applicable interest rate for each Interest Reset Period will be determined by the Calculation Agent as of the applicable Reset Interest Determination Date. Promptly upon such determination, the Calculation Agent, if other than us or our affiliate, will notify us of the interest rate for the relevant Interest Reset Period.  We will then promptly notify the Trustee, if other than the Calculation Agent, of such interest rate. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Interest Reset Period beginning on or after the Initial Interest Reset Date will be conclusive and binding absent manifest error, may be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the Notes, will become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest will be on file at our principal offices and will be made available to any holder of the Notes upon request.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the most recent five business days appearing under the caption “Treasury Constant Maturities” in the most recent H.15 (as defined below).

If the Five-Year Treasury Rate cannot be determined pursuant to the method described above, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the Five- Year Treasury Rate, will determine the Five-Year Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor Five-Year Treasury Rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of business day and the Reset Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the Five-Year Treasury Rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

“H.15” means the daily statistical release designated as such, or any successor publication as determined by the Calculation Agent in its sole discretion, published by the Board of Governors of the United States Federal Reserve System, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the applicable Reset Interest Determination Date.

“Initial Interest Reset Date” means                      , 2030.

“Interest Reset Date” means the Initial Interest Reset Date and each date falling on the five-year anniversary of the preceding Interest Reset Date.

“Interest Reset Period” means the period from and including the Initial Interest Reset Date to, but not including, the next following Interest Reset Date and thereafter each period from and including each Interest Reset Date to, but not including, the next following Interest Reset Date.

“Reset Interest Determination Date” means, in respect of any Interest Reset Period, the day falling two business days prior to the beginning of such Interest Reset Period.

Specified Denominations

The Notes will be issued only in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

The Trustee

Deutsche Bank Trust Company Americas (the “Trustee”) is the Trustee under the Indenture governing the Notes. An affiliate of the Trustee is a lender under certain of the credit facilities of Enbridge and its subsidiary, Enbridge (U.S.) Inc., described under “Underwriting” in this prospectus supplement, and affiliates of the Trustee may have further commercial banking, advisory and other relationships with Enbridge and its subsidiaries.

Deferral Right

So long as no event of default has occurred and is continuing, we may elect, at our sole option, at any date other than an Interest Payment Date (a “Deferral Date”), to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (a “Deferral Period”). There is no limit on the number of Deferral Periods that may occur. Such deferral will not constitute an event of default or any other breach under the Indenture and the Notes. Deferred interest will accrue, compounding on each subsequent Interest Payment Date, until paid. A Deferral Period terminates on any Interest Payment Date where the Corporation pays all accrued and unpaid interest on such date. No Deferral Period may extend beyond the Maturity Date. We will give the holders of the Notes (the “Noteholders”) written notice of our election to commence or continue a Deferral Period at least 10 and not more than 60 days before the next Interest Payment Date.

Dividend Stopper Undertaking

Unless we have paid all accrued and payable interest on the Notes, we will not (the “Dividend Stopper Undertaking”):

•                                          declare any dividends on the Dividend Restricted Shares or pay any interest on any Parity Notes (other than stock dividends on Dividend Restricted Shares);

•                                          redeem, purchase or otherwise retire any Dividend Restricted Shares or Parity Notes (except (i) with respect to Dividend Restricted Shares, out of the net cash proceeds of a substantially concurrent issue of Dividend Restricted Shares or (ii) pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Dividend Restricted Shares); or

•                                          make any payment to holders of any of the Dividend Restricted Shares or any of the Parity Notes in respect of dividends not declared or paid on such Dividend Restricted Shares or interest not paid on such Parity Notes, respectively.

“Dividend Restricted Shares” means, collectively, our preference shares (including the Conversion Preference Shares) and our common shares.

“Parity Notes” means any class or series of our indebtedness currently outstanding or hereafter created which ranks on a parity with the Notes (prior to any Automatic Conversion (as defined below)) as to distributions upon liquidation, dissolution or winding-up, and includes, without limitation, our US$750,000,000 6.00% Fixed-to-Floating Rate Subordinated Notes Series 2016-A due 2077, US$1,000,000,000 5.50% Fixed-to- Floating Rate Subordinated Notes Series 2017-A due 2077, $1,650,000,000 5.375% Fixed-to-Floating Rate Subordinated Notes Series 2017-B due 2077, US$850,000,000 6.250% Fixed-to-Floating Rate Subordinated Notes Series 2018-A due 2078, US$600,000,000 6.375% Fixed-to-

Floating Rate Subordinated Notes Series 2018-B due 2078 and $750,000,000 6.625% Fixed-to-Floating Rate Subordinated Notes Series 2018-C due 2078.

It is in our interest to ensure that interest on the Notes is timely paid so as to avoid triggering the Dividend Stopper Undertaking.

Automatic Conversion

The Notes, including accrued and unpaid interest thereon, will be converted automatically (the “Automatic Conversion”), without the consent of the Noteholders, into shares of a newly issued series of our preference shares, designated as Preference Shares, Series 2020-A (the “Conversion Preference Shares”) upon the occurrence of: (i) the making by the Corporation of a general assignment for the benefit of its creditors or a proposal (or the filing of a notice of its intention to do so) under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada), (ii) any proceeding instituted by the Corporation seeking to adjudicate it a bankrupt or insolvent or, where the Corporation is insolvent, seeking liquidation, winding-up, dissolution, reorganization, arrangement, adjustment, protection, relief or compromise of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the property or assets of the Corporation or any substantial part of its property and assets in circumstances where the Corporation is adjudged a bankrupt or insolvent, (iii) a receiver, interim receiver, trustee or other similar official is appointed over the property and assets of the Corporation or for any substantial part of its property and assets by a court of competent jurisdiction in circumstances where the Corporation is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, or (iv) any proceeding is instituted against the Corporation seeking to adjudicate it a bankrupt or insolvent, or where the Corporation is insolvent, seeking liquidation, winding-up, dissolution, reorganization, arrangement, adjustment, protection, relief or compromise of its debts under any law relating to bankruptcy or insolvency in Canada, or seeking the entry of an order for the appointment of a receiver, interim receiver, trustee or other similar official for the property and assets of the Corporation or any substantial part of its property and assets in circumstances where the Corporation is adjudged a bankrupt or insolvent under any law relating to bankruptcy or insolvency in Canada, and either such proceeding has not been stayed or dismissed within sixty (60) days of the institution of any such proceeding or the actions sought in such proceedings occur (including the entry of an order for relief against the Corporation or the appointment of a receiver, interim receiver, trustee, or other similar official for Enbridge’s property and assets or for any substantial part of its property and assets) (each, an “Automatic Conversion Event”).

The Conversion Preference Shares will carry the right to receive cumulative preferential cash dividends, if, as and when declared by the board of directors of the Corporation, subject to the Canada Business Corporations Act, at the Perpetual Preference Share Rate, payable on each semi-annual dividend payment date, subject to any applicable withholding tax. See “Description of the Conversion Preference Shares”.

The Automatic Conversion shall occur upon an Automatic Conversion Event (the “Conversion Time”). At the Conversion Time, the Notes shall be automatically converted, without the consent of the Noteholders, into a newly issued series of fully-paid Conversion Preference Shares. At such time, the Notes shall be deemed to be immediately and automatically surrendered and cancelled without need for further action by the Noteholders, who shall thereupon automatically cease to be holders thereof and all rights of any such Noteholder as a debtholder of the Corporation shall automatically cease. At the Conversion Time, the Noteholders will receive one Conversion Preference Share for each US$1,000 principal amount of Notes held immediately prior to the Automatic Conversion together with the number of Conversion Preference Shares (including fractional shares, if applicable) calculated by dividing the amount of accrued and unpaid interest, if any, on the Notes, by US$1,000.

Upon an Automatic Conversion of the Notes, the Corporation reserves the right not to issue some or all, as applicable, of the Conversion Preference Shares to Ineligible Persons. In such circumstances, the Corporation will hold all Conversion Preference Shares that would otherwise be delivered to Ineligible Persons, as agent for Ineligible Persons, and will attempt to facilitate the sale of such Conversion Preference Shares through a registered dealer retained by the Corporation for the purpose of effecting the sale (to parties other than the Corporation, its affiliates or other Ineligible Persons) on behalf of such Ineligible Persons. Such sales, if any, may be made at any time and any price. The Corporation will not be subject to any liability for failing to sell Conversion Preference Shares on behalf of any such Ineligible Persons or at any particular price on any particular day. The net proceeds received by the Corporation from the sale of any such Conversion Preference Shares will be divided among the Ineligible Persons in proportion to the number of Conversion Preference Shares that would otherwise have been delivered to them, after deducting the costs of sale and applicable taxes, if any. The Corporation will make payment of the aggregate net proceeds to the Depositary (if the Notes are then held in the book-entry only system) or to the registrar and transfer agent (in all other cases) for distribution to such Ineligible Persons in accordance with the procedures of the Depositary or otherwise.

As a precondition to the delivery of any certificate or other evidence of issuance representing any Conversion Preference Shares or related rights following an Automatic Conversion, the Corporation may obtain from any Noteholder (and persons holding Notes represented by such Noteholder) a declaration, in form and substance satisfactory to the Corporation, confirming compliance with any applicable regulatory requirements to establish that such Noteholder is not, and does not represent, an Ineligible Person.

As the events that give rise to an Automatic Conversion are bankruptcy and related events, it is in our interest to ensure that an Automatic Conversion does not occur, although the events that could give rise to an Automatic Conversion may be beyond our control.

Redemption Right

The Corporation may, at its option, on giving not more than 60 nor less than 30 days’ notice to the Noteholders, redeem the Notes, in whole at any time or in part from time to time, on any day in the period commencing on the date falling three months prior to any Interest Reset Date and ending on (and including) any Interest Reset Date. The redemption price per US$1,000 principal amount of Notes redeemed will be 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the date fixed for redemption. Notes that are redeemed shall be cancelled and shall not be reissued.

In the event that the Corporation redeems or purchases any of the Notes, the Corporation intends (without thereby assuming a legal obligation) to do so only to the extent the aggregate redemption or purchase price is equal to or less than the net proceeds, if any, received by the Corporation from new issuances during the period commencing on the 360th calendar day prior to the date of such redemption or purchase of securities which are assigned by S&P at the time of sale or issuance, an aggregate equity credit that is equal to or greater than the equity credit assigned to the Notes to be redeemed or repurchased (but taking into account any changes in hybrid capital methodology or another relevant methodology or the interpretation thereof since the issuance of the Notes), unless:

•                  the issuer credit rating assigned by S&P to the Corporation is at least BBB+ (or such similar nomenclature then used by S&P) and the Corporation is comfortable that such rating would not fall below this level as a result of such redemption or purchase; or

•                  in the case of a purchase:

•                  such repurchase is of less than 10 percent of the aggregate principal amount of the Notes originally issued in any period of 12 consecutive months, or

•                  a maximum of 25 percent of the aggregate principal amount of the Notes originally issued in any period of ten consecutive years is purchased,

•                  the Notes are not assigned equity credit by S&P at the time of such redemption or purchase, or

•                  the Notes are redeemed pursuant to a Rating Event or a Tax Event (each as defined herein), or

•                  such redemption or purchase occurs on or after                     , 2050.

Redemption on Tax Event or Rating Event

Within 90 days following the occurrence of a Tax Event, the Corporation may, at its option, on giving not more than 60 nor less than 30 days’ notice to the Noteholders, redeem all (but not less than all) of the Notes. The redemption price per US$1,000 principal amount of Notes will be equal to 100% of the principal amount thereof, together with accrued and unpaid interest to but excluding the date fixed for redemption.

A “Tax Event” means the Corporation has received an opinion of independent counsel of a nationally recognized law firm in Canada or the U.S. experienced in such matters (who may be counsel to the Corporation) to the effect that, as a result of, (i) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada or the U.S. or any political subdivision or taxing authority thereof or therein, affecting taxation, (ii) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”), or (iii) any amendment to, clarification of, or change in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each of case (i), (ii) or (iii), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date of issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that (i) the Corporation is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid- up capital with respect to the Notes (including the treatment by the Corporation of interest on the Notes), as or as would be reflected in any tax return or form filed, to be filed, or that otherwise could have been filed, will not be respected by a taxing authority or (ii) the Corporation is, or may be, obligated to pay additional amounts as described under the heading “Payment of Additional Amounts”.

Within 90 days following the occurrence of a Rating Event, the Corporation may, at its option, on giving not more than 60 nor less than 30 days’ notice to the Noteholders, redeem all (but not less than all) of the Notes. The redemption price per US$1,000 principal amount of Notes will be equal to 102% of the principal amount thereof, together with accrued and unpaid interest to but excluding the date fixed for redemption.

A “Rating Event” means Moody’s, S&P, DBRS or Fitch that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in (a) the shortening of the length of time the Notes are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Notes; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Notes.

Provision of Financial Information

The Corporation will file with the Trustee, within 15 days after the same are so required to be filed with the SEC, copies of its annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Corporation is required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Exchange Act. If the Corporation is not required to file such information, documents or reports with the SEC, then the Corporation will file with the Trustee such periodic reports as the Corporation files with the securities commission or corresponding securities regulatory authority in each of the Provinces of Canada within 15 days after the same are so required to be filed with such securities commissions or securities regulatory authorities.

Modification and Waiver

Modifications and amendments of the Indenture may be made by the Corporation and the Trustee with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each series issued under the Indenture (including the Notes) affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of such affected series: (1) change the stated maturity of the principal of, or any installment of interest, if any, on any debt security; (2) reduce the principal amount of, or the premium, if any, or the rate of interest, if any, on any debt security; (3) change the place of payment; (4) change the currency or currency unit of payment of principal of (or premium, if any) or interest, if any, on any debt security; (5) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; (6) adversely affect any right to convert or exchange any debt security; (7) reduce the percentage of principal amount of outstanding debt securities of such series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (8) modify the provisions of the Indenture relating to subordination in a manner that adversely affects the rights of the holders of debt securities; or (9) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants except as otherwise specified in the Indenture.

The holders of a majority of the principal amount of the Notes may on behalf of the holders of the Notes waive, insofar as the Notes are concerned, compliance by the Corporation with certain restrictive provisions of the Indenture, including the covenants and events of default. The holders of a majority in principal amount of the Notes may waive any past default under the Indenture with respect to the Notes, except a default in the payment of the principal of (or premium, if any) and interest, if any, on the Notes or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note. The Indenture or the Notes may be amended or supplemented, without the consent of any holder of debt securities, in order, among other purposes, to cure any ambiguity or inconsistency or to make any change that does not have an adverse effect on the rights of any holder of Notes.

Defeasance

The Indenture provides that, at its option, the Corporation will be discharged from any and all obligations in respect of the outstanding Notes upon irrevocable deposit with the Trustee, in trust, of money and/or United States government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes (“Defeasance”) (except with respect to the authentication, transfer, exchange or replacement of Notes or the maintenance of a place of payment and certain other obligations set forth in the Indenture). Such trust may only be established if among other things (1) the Corporation has delivered to the Trustee an opinion of counsel in the United States stating that (a) the Corporation has received from, or there has been published by, the Internal Revenue Service (“IRS”) a ruling, or (b) since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; (2) the Corporation has delivered to the Trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency (“CRA”) to the effect that the holders of such outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding Notes include holders who are not resident in Canada); (3) no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing on the date of such deposit; (4) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) the Corporation has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied. The Corporation may exercise its Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option described in the following paragraph if the Corporation meets the conditions described in the preceding sentence at the time the Corporation exercises the Defeasance option.

The Indenture provides that, at its option, the Corporation may omit to comply with certain covenants, including certain of the covenants described above under the heading “Covenants”, and such omission shall not be deemed to be an event of default under the Indenture and the outstanding Notes upon irrevocable deposit with the Trustee, in trust, of money and/or United States government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes (“Covenant Defeasance”). If the Corporation exercises its Covenant Defeasance option, the obligations under the Indenture other than with respect to such covenants and the Events of Default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things, (1) the Corporation has delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (2) the Corporation has delivered to the Trustee an opinion of counsel in Canada or a ruling from the CRA to the effect that the holders of such outstanding Notes will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Covenant Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding debt securities include holders who are not resident in Canada); (3) no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing on the date of such deposit; (4) the Corporation is not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada); (5) the Corporation has delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and (6) other customary conditions precedent are satisfied.

Subordination

The Notes will be direct unsecured subordinated obligations of the Corporation. The payment of principal and interest on the Notes, to the extent provided in the Indenture, will be subordinated in right of payment to the prior payment in full of all present and future Senior Indebtedness, and will be effectively subordinated to all indebtedness and obligations of the Corporation’s subsidiaries (including Enbridge Energy Partners, L.P. and Spectra Energy Partners, LP).

In the event (i) of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of the Corporation or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding-up of the Corporation, or (ii) subject to the subordination provisions in the Indenture that a default shall have occurred with respect to payments due on any Senior Indebtedness, or there shall have occurred an event of default (other than a default in payment) in respect of any Senior Indebtedness permitting the holder or holders thereof to accelerate the maturity thereof, or (iii) that the principal of and accrued interest on the Notes shall have been declared due and payable pursuant to the Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon before the Noteholders are entitled to receive a payment on account of the principal or interest on the Notes, including, without limitation, any payments made pursuant to any redemption or purchase for cancellation.

“Senior Indebtedness” means obligations (other than non-recourse obligations, the Notes or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Corporation for borrowed money or evidenced by bonds, debentures or notes or obligations of the Corporation for or in respect of bankers’ acceptances (including the face amount thereof), letters of credit and letters of guarantee (including all reimbursement obligations in respect of each of the foregoing) or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. As of June 30, 2020, the Corporation’s Senior Indebtedness totaled approximately $24,105 million.

Events of Default

An event of default in respect of the Notes will occur only if the Corporation defaults on the payment of (i) principal or premium, if any, when due and payable, or (ii) interest when due and payable and such default continues for 30 days (subject to the Corporation’s right, at its sole option, to defer interest payments, as described under “Description of the Notes — Deferral Right”). There will be no right of acceleration in the case of a default in the performance of any other covenant of the Corporation in the Indenture, although a legal action could be brought to enforce such covenant. For the avoidance of doubt, the events of default stated in this section shall be the only events of default applicable to the Notes.

If an event of default has occurred and is continuing, and the Notes have not already been automatically converted into Conversion Preference Shares, then the Corporation shall be deemed to be in default under the Indenture and the Notes and the Trustee may, in its discretion and shall upon the request of holders of not less than one-quarter of the principal amount of Notes then outstanding under the Indenture, demand payment of the principal or premium, if any, together with any accrued and unpaid interest up to (but excluding) such date, which shall immediately become due and payable in cash, and may institute legal proceedings for the collection of such aggregate amount in the event the Corporation fails to make payment thereof upon such demand.

Covenants

The Indenture contains promises by the Corporation, called “covenants” for the benefit of the Noteholders. The Corporation will make the covenants described under the headings “— Limitation on Security Interests” and “— Other Indenture Covenants” for the Noteholders.

Limitation on Security Interests

The Corporation agrees in the Indenture, for the benefit of the Noteholders, that it will not create, assume or otherwise have outstanding any Security Interest on its assets securing any Indebtedness unless the obligations of the Corporation in respect of the Notes then outstanding shall be secured equally and ratably therewith.

This covenant has significant exceptions which allow the Corporation to incur or allow to exist over its properties and assets Permitted Encumbrances (as defined in the Indenture), which include, among other things:

(a)         Security Interests existing on the date of the first issuance of the Notes by the Corporation under the Indenture or arising after that date under contractual commitments entered into prior to that date;

(b)         Security Interests securing Purchase Money Obligations;

(c)          Security Interests securing Non-Recourse Debt;

(d)         Security Interests in favor of the Corporation’s subsidiaries;

(e)          Security Interests existing on property of a corporation which is merged into, or amalgamated or consolidated with, the Corporation or the property of which is acquired by the Corporation;

(f)           Security Interests securing Indebtedness to banks or other lending institutions incurred in the ordinary course of business, repayable on demand or maturing within 18 months of incurrence or renewal or extension;

(g)          Security Interests on or against cash or marketable debt securities pledged to secure Financial Instrument Obligations;

(h)         Security Interests in respect of certain:

i.                  liens for taxes, assessments and workmen’s compensation assessments, unemployment insurance or other social security obligations,

ii.               liens and certain rights under leases,

iii.            obligations affecting the property of the Corporation to governmental or public authorities, with respect to franchises, grants, licenses or permits and title defects arising because structures or facilities are on lands held by the Corporation under government grant, subject to a materiality threshold,

iv.           liens in connection with contracts, bids, tenders or expropriation proceedings, surety or appeal bonds, costs of litigation, public and statutory obligations, liens or claims incidental to current construction, builders’, mechanics’, laborers’, materialmen’s, warehousemen’s, carriers’ and other similar liens,

v.              rights of governmental or public authorities under statute or the terms of leases, licenses, franchises, grants or permits,

vi.           undetermined or inchoate liens incidental to the operations of the Corporation,

vii.        Security Interests contested in good faith by the Corporation or for which payment is deposited with the Trustee,

viii.     easements, rights-of-way and servitudes,

ix.           security to public utilities, municipalities or governmental or other public authorities,

x.              liens and privileges arising out of judgments or awards, and

xi.           other liens of a nature similar to those described above which do not in the opinion of the Corporation materially impair the use of the subject property or the operation of the business of the Corporation or the value of the property for the Corporation’s business; and

(i)             extensions, renewals, alterations and replacements of the permitted Security Interests referred to above; provided the extension, renewal, alteration or replacement of such Security Interest is limited to all or any part of the same property that secured the Security Interest extended, renewed, altered or replaced (plus improvements on such property) and the principal amount of the Indebtedness secured thereby is not increased.

In addition, the Indenture permits the Corporation to incur or allow to exist any other Security Interest or Security Interests if the amount of Indebtedness secured under the Security Interest or Security Interests does not exceed 5% of the Corporation’s Consolidated Net Tangible Assets.

The Indenture covenant restricting Security Interests will not restrict the Corporation’s ability to sell its property and other assets and will not restrict any subsidiary of the Corporation from creating, assuming or otherwise having outstanding any Security Interests on its assets.

Other Indenture Covenants

The Corporation will covenant with respect to the Notes to (1) duly and punctually pay amounts due on the Notes; (2) maintain an office or agency where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange and where notices and demands to the Corporation may be served; (3) deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate stating whether or not the Corporation is in default under the Indenture; (4) pay before delinquency, taxes, assessments and governmental charges and lawful claims for labour, materials and supplies which, if unpaid, might by law become a lien upon the property of the Corporation, subject to the right of the Corporation to contest the validity of a charge, assessment or claim in good faith; and (5) maintain and keep in good condition properties used or useful in the conduct of its business and make necessary repairs and improvements as in the judgment of the Corporation are necessary to carry on the Corporation’s business; provided, that the Corporation may discontinue operating or maintaining any of its properties if, in the judgment of the Corporation, the discontinuance is desirable in the conduct of the Corporation’s business and not disadvantageous in any material respect to the Noteholders.

Subject to the provision described under the heading “— Mergers, Consolidations and Sales of Assets” below, the Corporation will also covenant that it will do all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided that the Corporation is not required to preserve any right or franchise if the board of directors of the Corporation determines that preservation of the right or franchise is no longer desirable in the conduct of the business of the Corporation and that its loss is not disadvantageous in any material respect to the Noteholders.

Waiver of Covenants

The Corporation may omit in any particular instance to comply with any term, provision or condition in any covenant in respect of the Notes, if before the time for such compliance the holders of a majority of the principal amount of the outstanding Notes waive compliance with the applicable term, provision or condition.

Mergers, Consolidations and Sales of Assets

The Corporation may not consolidate or amalgamate with or merge into or enter into any statutory arrangement for such purpose with any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless, among other requirements:

(a)         the successor to the consolidation, amalgamation, merger or arrangement is organized under the laws of Canada, or any Province or Territory, the United States of America, or any State or the District of Columbia, and expressly assumes the obligation to pay the principal of and any premium and interest on all of the Notes and perform or observe the covenants and obligations contained in the Indenture;

(b)         immediately after giving effect to the transaction, no event of default, or event which, after notice or lapse of time or both, would become an event of default, will have happened and be continuing; and

(c)          if, as a result of any such consolidation, amalgamation, merger or arrangement, properties or assets of the Corporation would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, the Corporation or such successor, as the case may be, shall take such steps as shall be necessary effectively to secure the Notes equally and ratably with (or prior to) all indebtedness secured thereby.

Upon any consolidation, amalgamation, merger or arrangement of the Corporation or conveyance, transfer or lease of properties and assets of the Corporation substantially as an entirety, the successor to the Corporation will succeed to every right and power of the Corporation under the Indenture, and, except in the case of a lease, the Corporation will be relieved of all obligations and covenants under the Indenture and the Notes.

Additional Covenants

In addition to the Dividend Stopper Undertaking and the covenants above, the Corporation will covenant for the benefit of the Noteholders, that it will not create or issue any preference shares which, in the event of insolvency or winding-up of the Corporation, would rank in right of payment in priority to the Conversion Preference Shares.

Issue of Conversion Preference Shares in Connection with Automatic Conversion

All corporate action necessary to authorize the Corporation to issue Conversion Preference Shares pursuant to the terms of the Notes will be completed prior to the closing of the offering of the Notes.

Payment of Additional Amounts

All payments made by or on account of any obligation of the Corporation under or with respect to the Notes shall be made free and clear of and without withholding or deduction for, or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, “Canadian Taxes”), unless the Corporation is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Corporation is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Notes, the Corporation shall pay as additional interest such additional amounts (hereinafter “Additional Amounts”) as may be necessary so that the net amount received by each Noteholder (including Additional Amounts) after such withholding or deduction shall not be less than the amount the Noteholder would have received if such Canadian Taxes had not been withheld or deducted; provided, however, that no Additional Amounts shall be payable with respect to a payment made to a Noteholder (hereinafter an “Excluded Holder”) in respect of a beneficial owner (i) with which the Corporation does not deal at arm’s length (for purposes of the Tax Act) at the time of the making of such payment, (ii) which is subject to such Canadian Taxes by reason of the failure to comply with any certification, identification, information, documentation or other reporting requirement by a Noteholder if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in, the rate of deduction or withholding of, such Canadian Taxes, (iii) where all or any portion of the amount paid to such Noteholder is deemed to be a dividend paid to such holder pursuant to subsection 214(16) of the Tax Act, or (iv) which is subject to such Canadian Taxes by reason of its carrying on business in or being connected with Canada or any province or territory thereof otherwise than by the mere holding of Notes or the receipt of payments thereunder. The Corporation shall make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required under applicable law.

Notwithstanding the foregoing, all payments shall be made net of any deduction or withholding imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (or any law implementing such an intergovernmental agreement) (any such withholding, a “FATCA Withholding Tax”), and no additional amounts will be payable as a result of any such FATCA Withholding Tax.

If a Noteholder has received a refund or credit for any Canadian Taxes with respect to which the Corporation has paid Additional Amounts, such Noteholder shall pay over such refund to the Corporation (but only to the extent of such Additional Amounts), net of all out of-pocket expenses of such Noteholder, together with any interest paid by the relevant tax authority in respect of such refund.

If Additional Amounts are required to be paid as a result of a Tax Event, the Corporation may elect to redeem the outstanding Notes. See “— Redemption on Tax Event or Rating Event” above.

Book-Entry System

The Notes will be represented by fully registered global securities (the “Global Securities”) registered in the name of Cede & Co. (the nominee of The Depository Trust Company (the “Depositary”)), or such other name as may be requested by an authorized representative of the Depositary. The authorized minimum denominations of each Note will be US$2,000 and integral multiples of US$1,000 in excess thereof. Accordingly, Notes may be transferred or exchanged only through the Depositary and its participants. Except as described below, owners of beneficial interests in the Global Securities will not be entitled to receive Notes in definitive form. Account holders in the Euroclear or Clearstream clearance systems may hold beneficial interests in the Notes through the accounts that each of these systems maintains as a participant in the Depositary. So long as the Depositary for a Global Security or its nominee is the registered owner of the Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the Notes represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Notes of such series in definitive form and will not be considered the owners or holders thereof under the Indenture. Beneficial Owners (as defined below) will not receive certificates representing their ownership interests in the Notes except in the event that use of the book-entry system for the Notes is discontinued or if there shall have occurred and be continuing an event of default under the Indenture. The Depositary will have no knowledge of the actual beneficial owners of the Notes; the Depositary’s records will reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The Direct Participants and Indirect Participants (as each is defined below) will remain responsible for keeping account of their holdings on behalf of their customers.

Each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest in order to exercise any rights of a holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security representing the Notes.

The Depositary

The following is based on information furnished by the Depositary: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Exchange Act. The Depositary holds securities that its participants (“Participants”) deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. These direct Participants (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Participants are on file with the SEC.

Purchases of the Notes under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depositary’s records. The ownership interest of each actual purchaser of each Note represented by a Global Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing the Notes will not receive Notes in definitive form representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued.

To facilitate subsequent transfers, the Global Securities representing the Notes which are deposited with the Depositary are registered in the name of the Depositary’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of the Depositary. The deposit of Global Securities with the Depositary and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Notes; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to the Indenture.

Any redemption notices relating to the Notes will be sent to the Depositary. If less than all of the Notes are being redeemed, the Depositary may determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed. Neither the Depositary nor its nominee will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with the Depositary’s procedures. Under its procedures, the Depositary may send a proxy to the Corporation as soon as possible after the record date for a consent or vote. The proxy would assign the Depositary’s nominee’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the relevant record date.

Neither the Depositary nor Cede & Co. (nor such other nominee of the Depositary) will consent or vote with respect to the Global Securities representing the Notes. Under its usual procedures, the Depositary mails an “omnibus proxy” to the Corporation as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal, premium, if any, and interest payments on the Global Securities representing the Notes will be made to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary). The Depositary’s practice is to credit Direct Participants’ accounts, upon the Depositary’s receipt of funds and corresponding detail information from the Corporation or the Trustee, on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of the Depositary) is the responsibility of the Corporation or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

The Depositary may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Corporation or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Notes in definitive form are required to be printed and delivered to each Noteholder. No Global Security may be exchanged in whole or in part, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for the Global Security or its nominee unless (1) the Depositary (A) has notified the Corporation that it is unwilling or unable to continue as Depositary for the Global Security or (B) has ceased to be a clearing agency registered under the U.S. Exchange Act, or (2) there shall have occurred and be continuing an event of default under the Indenture. Except for certain restrictions set forth in the Indenture, no service charge will be made for any registration of transfer or exchange of the Notes, but the Corporation may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions. The Corporation shall not be required to: (i) issue, register the transfer of or exchange Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange the Notes, or a portion thereof, called for redemption, except the unredeemed portion of the Notes being redeemed in part; or (iii) issue, register the transfer of or exchange any Notes which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

The Corporation may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Notes in definitive form will be printed and delivered.

Settlement for the Notes will be made in immediately available funds. Secondary market trading in the Notes will be settled in immediately available funds.

The information in this section concerning the Depositary and the Depositary’s book-entry system has been obtained from sources that the Corporation believes to be reliable, but is subject to any changes to the arrangements between the Corporation and the Depositary and any changes to such procedures that may be instituted unilaterally by the Depositary.

Euroclear

Euroclear is incorporated under the laws of Belgium as a bank and is subject to regulation by the Belgian Banking, Finance and Insurance Commission (La Commission Bancaire, Financière et des Assurances) and the National Bank of Belgium (Banque Nationale de Belgique). Euroclear holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates. Euroclear provides other services to its customers, including credit, custody, lending and borrowing of securities and tri-party collateral management. It interfaces with the domestic markets of several countries. Euroclear customers include banks, including central banks, securities brokers and dealers, trust companies and clearing corporations and may include certain other professional financial intermediaries. Indirect access to the Euroclear system is also available to others that clear through Euroclear customers or that have custodial relationships with Euroclear customers. All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.

The information in this section concerning Euroclear has been obtained from sources that the Corporation believes to be reliable, but is subject to any changes that may be instituted unilaterally by Euroclear.

Clearstream

Clearstream is a duly licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions among them. It does so through electronic book-entry transfers between the accounts of its customers. This eliminates the need for physical movement of securities. Clearstream provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and lending and borrowing of securities. It interfaces with the domestic markets in over 30 countries through established depositary and custodial relationships. Clearstream’s customers include worldwide securities brokers and dealers, banks, trust companies and clearing corporations and may include professional financial intermediaries. Its U.S. customers are limited to securities brokers and dealers and banks. Indirect access to the Clearstream system is also available to others that clear through Clearstream customers or that have custodial relationships with its customers, such as banks, brokers, dealers and trust companies.

The information in this section concerning Clearstream has been obtained from sources that the Corporation believes to be reliable, but is subject to any changes that may be instituted unilaterally by Clearstream.

Global Clearance and Settlement Procedures

Cross market transfers between persons holding directly or indirectly through the Depositary, on the one hand, and directly or indirectly through Euroclear or Clearstream, on the other, will be effected through the Depositary in accordance with Depositary rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through the Depositary, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to the

Depositary. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of Notes received through Clearstream or Euroclear as a result of a transaction with a Depositary participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions in such Notes settled during that processing will be reported to the relevant Euroclear participants or Clearstream participants on that following business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream participant or a Euroclear participant to a Depositary participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement with the Depositary.

Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures and those procedures may be modified or discontinued at any time. Neither we nor the paying agent will have any responsibility for the performance by the Depositary, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

Consent to Jurisdiction and Service

Under the Indenture, the Corporation agrees to appoint Enbridge (U.S.) Inc., as its authorized agent for service of process in any suit or proceeding arising out of or relating to the Notes or the Indenture and for actions brought under federal or state securities laws in any federal or state court located in the city of New York, and irrevocably submits to such jurisdiction.

Governing Law

The Notes and the Indenture will be governed by the laws of the State of New York, except for the subordination provisions in Article 7 of the seventh supplemental indenture to the Indenture, which will be governed by the laws of the Province of Alberta.

Definitions

The Indenture contains, among others, definitions substantially to the following effect:

“Consolidated Net Tangible Assets” means all consolidated assets of the Corporation as shown on the most recent audited consolidated balance sheet of the Corporation, less the aggregate of the following amounts reflected upon such balance sheet:

(a)         all goodwill, deferred assets, trademarks, copyrights and other similar intangible assets;

(b)         to the extent not already deducted in computing such assets and without duplication, depreciation, depletion, amortization, reserves and any other account which reflects a decrease in the value of an asset or a periodic allocation of the cost of an asset; provided that no deduction shall be made under this paragraph (b) to the extent that such amount reflects a decrease in value or periodic allocation of the cost of any asset referred to in paragraph (a) above;

(c)          minority interests;

(d)         non-cash current assets; and

(e)          Non-Recourse Assets to the extent of the outstanding Non-Recourse Debt financing of such assets.

“Financial Instrument Obligations” means obligations arising under:

(a)         any interest swap agreement, forward rate agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is interest rates or the price, value, or amount payable thereunder is dependent or based upon the interest rates or fluctuations in interest rates in effect from time to time (but, for certainty, shall exclude conventional floating rate debt);

(b)         any currency swap agreement, cross-currency agreement, forward agreement, floor, cap or collar agreement, futures or options, insurance or other similar agreement or arrangement, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is currency exchange rates or the price, value or amount payable thereunder is dependent or based upon currency exchange rates or fluctuations in currency exchange rates in effect from time to time; and

(c)          any agreement for the making or taking of Petroleum Substances or electricity, any commodity swap agreement, floor, cap or collar agreement or commodity future or option or other similar agreements or arrangements, or any combination thereof, entered into or guaranteed by the Corporation where the subject matter of the same is Petroleum Substances or electricity or the price, value or amount payable thereunder is dependent or based upon the price of Petroleum Substances or electricity or fluctuations in the price of Petroleum Substances or electricity, each as the case may be;

to the extent of the net amount due or accruing due by the Corporation thereunder (determined by marking-to-market the same in accordance with their terms).

“Generally Accepted Accounting Principles” means generally accepted accounting principles which are in effect from time to time in Canada, including those accounting principles generally accepted in the United States of America from time to time, which Canadian corporations are permitted to use in Canada pursuant to Canadian law.

“Indebtedness” means all items of indebtedness in respect of amounts borrowed and all Purchase Money Obligations which, in accordance with Generally Accepted Accounting Principles, would be recorded in the financial statements as at the date as of which such Indebtedness is to be determined, and in any event including, without duplication:

(a)         obligations secured by any Security Interest existing on property owned subject to such Security Interest, whether or not the obligations secured thereby shall have been assumed; and

(b)         guarantees, indemnities, endorsements (other than endorsements for collection in the ordinary course of business) or other contingent liabilities in respect of obligations of another person for indebtedness of that other person in respect of any amounts borrowed by them.

“Non-Recourse Assets” means the assets created, developed, constructed or acquired with or in respect of which Non-Recourse Debt has been incurred and any and all receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral arising from or connected with the assets created, developed, constructed or acquired and to which recourse of the lender of such Non-Recourse Debt (or any agent, trustee, receiver or other person acting on behalf of such lender) in respect of such indebtedness is limited in all circumstances (other than in respect of false or misleading representations or warranties).

“Non-Recourse Debt” means any Indebtedness incurred to finance the creation, development, construction or acquisition of assets and any increases in or extensions, renewals or refundings of any such Indebtedness, provided that the recourse of the lender thereof or any agent, trustee, receiver or other person acting on behalf of the lender in respect of such Indebtedness or any judgment in respect thereof is limited in all circumstances (other than in respect of false or misleading representations or warranties) to the assets created, developed, constructed or acquired in respect of which such Indebtedness has been incurred and to any receivables, inventory, equipment, chattel paper, intangibles and other rights or collateral connected with the assets created, developed, constructed or acquired and to which the lender has recourse.

“Petroleum Substances” means crude oil, crude bitumen, synthetic crude oil, petroleum, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous, whether hydrocarbons or not, produced or producible in association with any of the foregoing, including hydrogen sulphide and sulphur.

“Purchase Money Obligation” means any monetary obligation created or assumed as part of the purchase price of real or tangible personal property, whether or not secured, any extensions, renewals, or refundings of any such obligation, provided that the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased and further provided that any security given in respect of such obligation shall not extend to any property other than the property acquired in connection with which such obligation was created or assumed and fixed improvements, if any, erected or constructed thereon.

“Security Interest” means any security by way of assignment, mortgage, charge, pledge, lien, encumbrance, title retention agreement or other security interest whatsoever, howsoever created or arising, whether absolute or contingent, fixed or floating, perfected or not.

DESCRIPTION OF THE CONVERSION PREFERENCE SHARES

The following is a summary of the principal rights, privileges, restrictions and conditions attaching to the preference shares of the Corporation as a class and to be attached to the Conversion Preference Shares. The Corporation will furnish on request a copy of the text of the provisions attaching to the preference shares as a class and the Conversion Preference Shares, as a series and such provisions will also be available on SEDAR at www.sedar.com and on the SEC’s website at www.sec.gov.

Certain Provisions of the Preference Shares as a Class

The Corporation is authorized to issue an unlimited number of preference shares without nominal or par value, issuable in series and, with respect to each series, the board of directors of the Corporation shall fix the number of shares comprising the series and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of the series, subject to certain limitations.

The preference shares of each series shall rank on parity with the preference shares of every other series with respect to priority in the payment of dividends and with respect to priority on the return of capital or any other distribution of assets of the Corporation in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “liquidation distribution”).

The preference shares of each series shall be entitled to preferences over our common shares and any other shares of the Corporation (together, the “junior shares”) that may rank junior to the preference shares with respect to priority in the payment of dividends and with respect to priority on a liquidation distribution. Subject to certain limitations, the board of directors of the Corporation may give the preference shares of any series such other preferences over the junior shares as the board of directors of the Corporation sees fit.

The holders of preference shares of a series shall not be entitled to receive notice of or to attend or vote at meetings of the shareholders of the Corporation except as required by law. At any meeting of the holders of the preference shares as a class or at any joint meeting of the holders of two or more series of the preference shares, each holder of preference shares entitled to vote thereat shall have on a poll one one-hundredth of a vote in respect of each dollar of the issue price of each share held, and the formalities to be observed with respect to the giving of notice of any such meeting, the quorum therefor and the conduct thereof shall mutatis mutandis be those then prescribed by the Corporation’s by-laws or standing board resolutions with respect to meetings of shareholders.

Certain Provisions of the Conversion Preference Shares

Issue Price

The Conversion Preference Shares will have an issue price of US$1,000 per share.

Dividends on Conversion Preference Shares

Holders of the Conversion Preference Shares will be entitled to receive cumulative preferential cash dividends, if, as and when declared by the board of directors of the Corporation, subject to the Canada Business Corporations Act, at the Perpetual Preference Share Rate, payable on each semi-annual dividend payment date, subject to applicable withholding tax (see “Summary—The Offering— Conversion Preference Shares” and “Description of the Notes—Interest and Maturity”). If the board of directors does not declare the dividends, or any part thereof, on the Conversion Preference Shares on or before the dividend payment date for a particular period, such dividends or the unpaid part thereof shall be paid on a subsequent date or dates to be determined by the board of directors on which the Corporation shall have sufficient monies properly available, under the provisions of applicable law and under the provisions of any trust indenture governing bonds, debentures or other securities of the Corporation, for the payment of the same.

No Listing

The Corporation is under no obligation to, and does not intend to, list the Conversion Preference Shares on any stock exchange or other market.

Redemption of Conversion Preference Shares

The Conversion Preference Shares shall not be redeemable prior to                     , 2030. On or after that date, but subject to the provisions described under “Certain Provisions of the Conversion Preference Shares — Restrictions on Payments and Reductions of Capital”, on any semi-annual dividend payment date, the Corporation may, at its option, redeem all or any part of the Conversion Preference Shares by the payment of an amount in cash for each share to be redeemed equal to US$1,000 plus all accrued and unpaid dividends thereon to but excluding the date fixed for redemption (less any tax required to be deducted and withheld by the Corporation). Should any such date not be a business day, the redemption date will be the next succeeding business day.

Notice of any redemption of Conversion Preference Shares will be given by the Corporation not more than 60 days and not less than 30 days prior to the date fixed for redemption. If less than all of the outstanding Conversion Preference Shares are at any time to be redeemed, the shares so to be redeemed shall be selected by lot in such manner as the board of directors of the Corporation or the transfer agent, if any, appointed by the Corporation in respect of such shares shall decide, or, if the board of directors so decides, such shares may be redeemed pro rata.

Purchase for Cancellation

Subject to the provisions described under “Certain Provisions of the Conversion Preference Shares — Restrictions on Payments and Reductions of Capital”, the Corporation may from time to time purchase for cancellation all or any part of the Conversion Preference Shares at any price by tender to all holders of Conversion Preference Shares or through the facilities of any stock exchange on which the Conversion Preference Shares are listed, or in any other manner, provided that in the case of a purchase in any other manner the price for such Conversion Preference Shares so purchased for cancellation shall not exceed the highest price offered for a board lot of Conversion Preference Shares on any stock exchange on which such shares are listed on the date of purchase for cancellation, plus costs of purchase.

Rights on Liquidation

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the Conversion Preference Shares shall be entitled to receive US$1,000 per whole Conversion Preference Share together with all accrued and unpaid dividends thereon (less any tax required to be deducted and withheld by the Corporation) before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of the junior shares. After payment to the holders of the Conversion Preference Shares of the amount so payable to them, they shall not, as such, be entitled to share in any further distribution of the property or assets of the Corporation.

Restrictions on Payments and Reductions of Capital

So long as any Conversion Preference Shares are outstanding, the Corporation shall not:

•                                          call for redemption, purchase, reduce stated capital maintained by the Corporation or otherwise pay off less than all of the Conversion Preference Shares and all other preference shares of the Corporation then outstanding ranking prior to or on parity with the Conversion Preference Shares with respect to payment of dividends;

•                                          declare, pay or set apart for payment any dividends (other than stock dividends in shares of the Corporation ranking junior to the Conversion Preference Shares) on the Corporation’s common shares or any other shares ranking junior to the Conversion Preference Shares with respect to payment of dividends; or

•                                          call for redemption of, purchase, reduce stated capital maintained by the Corporation or otherwise pay for any shares of the Corporation ranking junior to the Conversion Preference Shares with respect to repayment of capital or with respect to payment of dividends;

unless all dividends up to and including the dividends payable on the last preceding dividend payment dates on the Conversion Preference Shares and on all other preference shares then outstanding ranking prior to or on a parity with the Conversion Preference Shares with respect to payment of dividends shall have been declared and paid or set apart for payment at the date of any such action.

Voting Rights

The holders of Conversion Preference Shares shall not be entitled to receive notice of or to attend or vote at meetings of the shareholders of the Corporation, except as required by law. At any meeting of the holders of the preference shares as a class or at any joint meeting of the holders of two or more series of the preference shares, each holder of preference shares entitled to vote thereat shall have on a poll one one-hundredth of a vote in respect of each dollar of the issue price of each shareholder.

Tax Election

The Conversion Preference Shares will be “taxable preferred shares” as defined in the Income Tax Act (Canada) for purposes of the tax under Part IV.l of the Income Tax Act (Canada) applicable to certain corporate holders of the Conversion Preference Shares. The terms of the Conversion Preference Shares require the Corporation to make the necessary election under Part VI.1 of the Income Tax Act (Canada) so that such corporate holders will not be subject to the tax under Part IV.1 of the Income Tax Act (Canada) on dividends received (or deemed to be received) on the Conversion Preference Shares. See “Material Income Tax Considerations — Material Canadian Income Tax Considerations — Conversion Preference Shares — Dividends”.

Business Day

If any day on which any dividend on the Conversion Preference Shares is payable by the Corporation or on or by which any other action is required to be taken by the Corporation is not a business day, then such dividend shall be payable and such other action may be taken on or by the next succeeding day that is a business day. For the purposes of the Conversion Preference Shares, “business day” shall mean a day on which banks are generally open for business in each of Calgary, Alberta and Toronto, Ontario.

MATERIAL INCOME TAX CONSIDERATIONS

Each of these summaries under this section “Material Income Tax Considerations” is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any particular holder and no representation is made with respect to the U.S. federal tax consequences or Canadian tax consequences to any particular holder. Accordingly, prospective purchasers are urged to consult their own tax advisors with respect to the U.S. federal tax consequences or Canadian tax considerations relevant to them, having regard to their particular circumstances.

Material U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax consequences of owning and disposing of the Notes we are offering. It applies only to holders who acquire Notes in the offering at the offering price and who hold their Notes as capital assets for U.S. federal income tax purposes. This section does not apply to members of a class of holders subject to special rules, such as a broker-dealer in securities, commodities or currencies, a governmental organization, a trader in securities that elects to use a mark-to-market method of accounting, a bank, thrift or other financial institution, a life insurance company, a tax-exempt organization, a real estate investment trust, a regulated investment company, an insurance company, a foreign person or entity, a person that actually or constructively owns 10% or more of the combined voting power of our voting stock or of the total value of our stock, a person that owns Notes that are a hedge or that are hedged against interest rate risks, a person that owns Notes as part of a “straddle”, “constructive sale”, “hedge” or “conversion transaction” for U.S. federal income tax purposes, a person that purchases or sells Notes as part of a wash sale for U.S. federal income tax purposes, a tax deferred or other retirement account, a partnership, S corporation or other pass-through entity or person whose functional currency for tax purposes is not the United States dollar. This section addresses only certain U.S. federal income tax consequences and does not address any state, local or non-U.S. tax consequences, or any tax consequences under the Medicare contribution tax on net investment income or the estate, gift or alternative minimum tax provisions of the Code.

This section is based on the Code, its legislative history, final, temporary and proposed regulations thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect on the date hereof. These laws are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion. This discussion is not binding on the IRS and we have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions that are different from those discussed below or that a United States court will not sustain such a challenge.

All holders are urged to consult their own tax advisor concerning the consequences of owning these Notes in such holder’s particular circumstances under the Code and the laws of any other taxing jurisdiction.

This section applies only to U.S. holders. A U.S. holder is a beneficial owner of a Note that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust, if (a) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity, organized within or without the United States, treated as a partnership for U.S. federal income tax purposes) holds Notes, the tax treatment of a partner as beneficial owner of Notes generally will depend on the status of the partner and the activities of the partnership. A partner in a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holding the Notes is urged to consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the Notes.

Characterization of the Notes for U.S. Federal Income Tax Purposes

There is no authority that addresses the U.S. federal income tax treatment of an instrument such as the Notes that is denominated as a debt instrument but that provides for Automatic Conversion into Conversion Preference Shares upon the occurrence of an Automatic Conversion Event. It is therefore unclear whether the Notes should be treated as equity or debt of Enbridge for U.S. federal income tax purposes. Enbridge believes, however, that the Notes should be treated as equity of Enbridge for U.S. federal income tax purposes, and the terms of the Notes require a holder (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat the Notes for U.S. federal income tax purposes in accordance with such characterization. Except as discussed under “—Alternative Treatments” below, the discussion below assumes that the Notes will be treated as equity of Enbridge for U.S. federal income tax purposes.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE HOLDERS TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF OWNERSHIP OF NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF U.S. STATE, LOCAL, OR OTHER TAX LAWS TO THEIR INVESTMENT IN THEIR NOTES.

Consequences if the Notes are Treated as Equity for U.S. Federal Income Tax Purposes

Payments of Interest

In general, the interest payments to U.S. holders with respect to the Notes will be treated as dividends to the extent of Enbridge’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Subject to the discussion under “—PFIC Considerations” below, any portion of an interest payment in excess of Enbridge’s current and accumulated earnings and profits would be treated first as a nontaxable return of capital that would reduce the tax basis of a U.S. holder in the Notes, and would thereafter be treated as capital gain, the tax treatment of which is discussed below under “—Sale, Redemption, or Maturity of Notes.” Because Enbridge does not currently maintain calculations of its earnings and profits under U.S. federal income tax principles, it is expected that all interest payments on the Notes will generally be reported to U.S. holders as dividends.

If you are a non-corporate U.S. holder, certain dividends paid to you by “qualified foreign corporations” may be taxed at favorable rates applicable to “qualified dividend income.” However, these favorable rates are available only if certain conditions are met, including a requirement that you hold the applicable security for a minimum period during which you are not protected from the risk of loss. The IRS has ruled that where a security treated as equity for U.S. federal income tax purposes provides for repayment of the principal amount at maturity, a holder’s creditor rights with respect to the principal repayment may constitute protection from the risk of loss. It is not clear whether a U.S. holder’s right to receive the principal amount of the Notes at maturity should be treated as providing for protection from risk of loss for this purpose in light of the fact that the Notes provide for the possible Automatic Conversion into Conversion Preference Shares. It is accordingly unclear whether interest payments on the Notes will constitute “qualified dividend income” that is subject to tax at preferential rates. If you are a non-corporate U.S. holder, you should consult your tax advisor as to whether interest on the Notes will constitute “qualified dividend income.” If dividends with respect to the Notes are not qualified dividend income, then the amount of such dividends received by a U.S. holder (including payments received by a non-corporate U.S. holder) will be subject to taxation at ordinary income tax rates.

Dividends on the Notes will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code with respect to certain dividends.

The amount of an interest payment on the Notes will include amounts, if any, withheld in respect of Canadian taxes.

Amounts Enbridge pays with respect to the Notes will generally be considered foreign-source income to U.S. holders. Subject to applicable limitations, some of which vary depending upon the circumstances of a particular U.S. holder, Canadian income taxes withheld from interest payments on the Notes to a U.S. holder not eligible for an exemption from Canadian withholding tax (under the Canada-United States Tax Convention or otherwise) will be creditable against the U.S. holder’s U.S. federal income tax liability. The rules governing foreign tax credits are complex, and U.S. holders are urged to consult their own tax advisors regarding the creditability of foreign taxes in their particular circumstances.

Sale, Redemption, or Maturity of Notes

Subject to the discussion under “—PFIC Considerations” below, U.S. holders will generally recognize gain or loss upon the sale of their Notes in an amount equal to the difference between the amount they receive at such time and their tax basis in the Notes. Generally, such gain or loss will be capital gain or loss. In general, the tax basis of a U.S. holder in its Notes will be equal to the price such holder paid for them, subject to reduction (if applicable) as described above under “—Payments of Interest.” Such capital gain or loss will be long-term capital gain or loss if the U.S. holder will have held its Notes for more than one year at the time of the sale of its Notes. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations under the Code. Such gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. Consequently, U.S. holders may not be able to use any foreign tax credits arising from any Canadian tax imposed on the sale, exchange or other taxable disposition of Notes unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources or unless an applicable treaty provides otherwise.

The redemption of the Notes for cash and the receipt of cash upon maturity of the Notes will be treated for U.S. federal income tax purposes as a sale or exchange, taxable as described in the preceding paragraph, if, as is likely in most cases, the redemption or maturity is “not essentially equivalent to a dividend” or “in complete redemption” of a U.S. holder’s interest in Enbridge’s Notes and other instruments of Enbridge treated as equity for U.S. federal income tax purposes, or, in the case of non-corporate U.S. holders, “in partial liquidation” of Enbridge, each of the above within the meaning of Section 302(b) of the Code. If none of the above standards is satisfied, then a payment in redemption or upon maturity of the Notes will be treated as a distribution subject to the tax treatment described above under “—Payments of Interest”.

U.S. holders are strongly encouraged to consult their own tax advisors regarding the characterization of a redemption payment under the rules described in this subsection and the consequences of such characterization to such holders.

Automatic Conversion of Notes

The Automatic Conversion of Notes into Conversion Preference Shares should be treated as a recapitalization for U.S. federal income tax purposes. As a result, upon such Automatic Conversion, U.S. holders should not recognize any gain or loss, their basis in the Conversion Preference Shares received should be equal to their basis in the Notes which were converted and their holding period in the Conversion Preference Shares received should include the holding period of the Notes which were converted. Distributions on the Conversion Preference Shares generally will be taxed as described under “—Payments of Interest” above, except that the Conversion Preference Shares should not be treated as protected from the risk of loss for the purposes discussed in the second paragraph under the subheading “—Payments of Interest”. Sale or redemption of the Conversion Preference Shares will be taxed as described under “—Sale, Redemption, or Maturity of Notes” above.

PFIC Considerations

Enbridge believes it currently is not and does not expect to be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, and therefore believes that the Notes should not be treated as stock of a PFIC, but this conclusion is a factual determination made annually and thus may be subject to change. In general, Enbridge will be a PFIC with respect to a U.S. holder if, for any taxable year in which such holder held the Notes, either (i) at least 75 percent of the gross income of Enbridge for the taxable year was passive income or (ii) at least 50 percent of the value, determined on the basis of a quarterly average, of Enbridge’s assets was attributable to assets that produce or are held for the production of passive income (including cash). If Enbridge were to be treated as a PFIC, gain realized on the sale or other disposition of Notes would in general not be treated as capital gain.

Instead, a U.S. holder would be treated as if it had realized such gain ratably over its holding period for the Notes. Amounts allocated to the year of disposition and to years before Enbridge became a PFIC would be taxed as ordinary income and amounts allocated to each other taxable year would be taxed at the highest tax rate applicable to individuals or corporations, as appropriate, in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. Further, to the extent that any distribution received by a U.S. holder on its Notes exceeded 125 percent of the average of the annual distributions on the Notes received during the preceding three years or the portion of the holder’s holding period that preceded the taxable year in which the distribution was made, whichever is shorter, the distribution would be subject to taxation in the same manner as a gain, such manner being described immediately above. With certain exceptions, a U.S. holder’s Notes will be treated as stock in a PFIC if Enbridge was a PFIC at any time during such holder’s holding period for the Notes. In addition, dividends that a U.S. holder receives from Enbridge would not constitute qualified dividend income to such holder if Enbridge were a PFIC (or were treated as a PFIC with respect to such holder) either in the taxable year of the distribution or the preceding taxable year.

Alternative Treatments

As discussed above, it is possible that the Notes could be treated as debt of Enbridge for U.S. federal income tax purposes. If the Notes were so treated, and the Notes are not treated as contingent payment debt instruments, a United States holder would be required to include the interest payments on the Notes as ordinary interest income. Furthermore, in such case, the Notes may be treated as a contingent payment debt instrument, in which case (i) a United States holder would be required to accrue interest on the Notes even if it is otherwise subject to the cash basis method of accounting for tax purposes, and (ii) a United States holder would be required to treat any gain that it recognizes upon the sale, exchange, redemption, or maturity of its Notes as ordinary income that does not qualify for preferential rates of taxation. In addition, even if the Notes are not treated as contingent payment debt instruments, the Notes could be treated as issued with original issue discount, in which case (i) a United States holder that is otherwise subject to the cash basis method of accounting may be required to accrue interest on the Notes, and (ii) a United States holder would be required to include deferred interest in income before the receipt of such deferred interest.

Backup Withholding and Information Reporting

For noncorporate U.S. holders, information reporting requirements, on IRS Form 1099, generally will apply to payments of interest on a Note (which will generally be treated as dividends, as described above under “—Consequences if the Notes are Treated as Equity for U.S. Federal Income Tax Purposes—Payments of Interest”) within the United States, including payments made by wire transfer from outside the United States to an account maintained in the United States, and the payment of the proceeds from the sale of a Note effected at a United States office of a broker. Additionally, backup withholding may apply to such payments if a noncorporate U.S. holder fails to provide an accurate taxpayer identification number, (in the case of interest payments) is notified by the IRS that the holder has failed to report all interest and dividends required to be shown on the holder’s U.S. federal income tax returns, or in certain circumstances, fails to comply with applicable certification requirements.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of US$50,000 (and in certain circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties, and (iii) interests in foreign entities. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the Notes.

Material Canadian Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a holder of Notes who acquires Notes as beneficial owner under any offering hereunder and who, for purposes of the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Tax Act”) and at all relevant times, (i) is not, and is not deemed to be, resident in Canada; (ii) deals at arm’s length with and is not affiliated with the Corporation or any of its affiliates; (iii) deals at arm’s length with any transferee resident (or deemed to be resident) in Canada to whom the holder disposes of a Note; (iv) holds Notes and any Conversion Preference Shares as capital property; (v) does not use or hold, and is not deemed to use or hold, the Notes or Conversion Preference Shares in a business carried on in Canada; and (vi) is not a “specified non-resident shareholder” of the Corporation for purposes of the Tax Act or a non-resident person not dealing at arm’s length with a “specified shareholder” (within the meaning of subsection 18(5) of the Tax Act) of the Corporation (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to certain Non-Resident Holders that are insurers carrying on an insurance business in Canada and elsewhere.

This summary assumes that no interest paid on the Notes will be in respect of a debt or other obligation to pay an amount to a person with whom the Corporation does not deal at arm’s length within the meaning of the Income Tax Act (Canada). This summary is based upon the current provisions of the Tax Act in force as of the date hereof, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary is not exhaustive of all Canadian federal income tax considerations and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies and assessing practices, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that such proposals will be enacted in their current form, or at all.

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Notes or Conversion Preference Shares must be determined in Canadian dollars. Any such amount that is expressed or denominated in a currency other than Canadian dollars must be converted into Canadian dollars using the relevant exchange rate determined in accordance with the Tax Act.

This summary is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-Resident Holder and no representation with respect to the income tax consequences to any particular Non-Resident Holder is made. Prospective purchasers of Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes having regard to their own particular circumstances.

Notes

Interest on and disposition of the Notes

Under the Tax Act, interest, principal and premium, if any, paid or credited, or deemed to be paid or credited to a Non- Resident Holder on Notes will be exempt from Canadian non-resident withholding tax. No other taxes on income (including taxable capital gains) will be payable under the Tax Act in respect of the acquisition, holding, redemption or disposition of Notes, or the receipt of interest, premium or principal thereon by a Non-Resident Holder solely as a consequence of such acquisition, holding, redemption or disposition of Notes.

Automatic Conversion

A conversion of Notes into Conversion Preference Shares pursuant to an Automatic Conversion will result in a disposition of such Notes for purposes of the Tax Act for proceeds equal to the fair market value of the Conversion Preference Shares which the Non- Resident Holder acquires, not including any amount considered to be interest. A Non-Resident Holder will not generally be subject to tax under the Tax Act in respect of such disposition.

The aggregate cost to a Non-Resident Holder of the Conversion Preference Shares ultimately received on an Automatic Conversion will be equal to the fair market value thereof at the time received.

Conversion Preference Shares

Dividends

A dividend (including a deemed dividend) received on Conversion Preference Shares by a Non-Resident Holder will generally be subject to Canadian non-resident withholding tax under the Tax Act at a rate of 25 percent, subject to any reduction in the rate of such withholding under the provisions of an income tax treaty or convention. For a Non-Resident Holder who is a resident of the United States and qualifies for the benefits of the Canada-United States Tax Convention, the rate of withholding will generally be reduced to 15 percent or such other applicable rate pursuant to the income tax treaty.

Dispositions

A Non-Resident Holder of Conversion Preference Shares who disposes of or is deemed to dispose of Conversion Preference Shares (other than as discussed under “Redemption or Other Acquisition by the Corporation”) will not be subject to tax in respect of any capital gain realized on a disposition of Conversion Preference Shares unless the Conversion Preference Shares constitute “taxable Canadian property” (as defined in the Tax Act) to the Non- Resident Holder at the time of the disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention. The Conversion Preference Shares will be considered taxable Canadian property if such shares are not listed on a designated stock exchange and, at any time during the 60-month period immediately preceding the disposition, the Conversion Preference Shares derived (directly or indirectly) more than 50 percent of their fair market value from real or immovable property situated in Canada, Canadian resource properties, timber resource properties or options or interests in respect of any such property, all as defined for the purposes of the Tax Act.

If the Conversion Preference Shares are considered taxable Canadian property to the Non-Resident Holder, a disposition or deemed disposition of such Conversion Preference Shares (other than as discussed under “Redemption or Other Acquisition by the Corporation”) will generally give rise to a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of such Conversion Preference Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of such Conversion Preference Shares to the Non-Resident Holder. Generally, one half of any such capital gain must be included in the Non-Resident Holder’s income for that year and one half of any such capital loss must be deducted against taxable capital gains realized in that year from dispositions of taxable Canadian property. Certain excess allowable capital losses from the dispositions of taxable Canadian property may be claimed in any of the three preceding taxation years or any subsequent taxation year subject to the rules contained in the Tax Act.

An applicable income tax treaty or convention may apply to exempt a Non-Resident Holder from tax under the Income Tax Act (Canada) in respect of a disposition of Conversion Preference Shares notwithstanding that such shares may constitute taxable Canadian property.

Redemption or Other Acquisition by the Corporation

If the Corporation redeems for cash or otherwise acquires the Conversion Preference Shares, other than by a purchase in the manner in which shares are normally purchased by a member of the public in the open market, the Non-Resident Holder will be deemed to have received a dividend equal to the amount, if any, paid by the Corporation in excess of the paid-up capital of such shares for purposes of the Tax Act at such time. Such deemed dividend will be subject to the treatment described above under “Dividends”. The difference between the amount paid and the amount of the deemed dividend will be treated as proceeds of disposition for the purposes of computing the capital gain or capital loss arising on a disposition of such shares.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The “Certain Benefit Plan Investor Considerations” section of the accompanying prospectus is not applicable for purposes of this offering.

UNDERWRITING

J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	US$
Barclays Capital Inc.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Total	US$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. The underwriters reserve the right to cancel, reject or modify an order of Notes in whole or in part.

The underwriters propose to offer the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to dealers at the public offering price less a concession not to exceed                     % of the principal amount of the Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed                     % of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price, concessions and other selling terms.

In connection with the offering, each of J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC, on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. There will be no obligation on J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc. or Credit Suisse Securities (USA) LLC to engage in these activities.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any automated dealer quotation system, and we do not intend to apply for listing of the Notes on any securities exchange. We have been advised that the underwriters currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

The Corporation is under no obligation to, and does not intend to, list the Conversion Preference Shares on any stock exchange or other market.

The following table shows the underwriting commissions that we will pay the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by Enbridge
Per Note	%

We estimate that our total expenses for this offering, excluding underwriting commissions, will be US$               .

The Notes are not being offered in and may not be sold to any persons in Canada.

The underwriters or their affiliates perform and have performed commercial banking, investment banking and advisory services for us from time to time for which they receive and have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. These investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

As at June 30, 2020, the Corporation had approximately $752 million and US$1,986 million of outstanding unsecured indebtedness under our unsecured credit facilities. In addition, as at June 30, 2020, approximately $4,053 million and US$2,123 million of our unsecured credit facilities were used as a backstop to support outstanding commercial paper balances. The Corporation is in compliance with the terms of its unsecured credit facilities and there have been no waivers of breaches thereunder. There has been no materially adverse change to the financial position of the Corporation since the indebtedness was incurred. The Corporation may use the net proceeds of the offering to pay down short-term debt, and, as a consequence, net proceeds from the offering may be paid to one or more lenders who are affiliated with the underwriters.

We may have outstanding existing indebtedness owing to certain of the underwriters and affiliates of the underwriters, a portion of which we may repay with the net proceeds of this offering. See “Use of Proceeds” in this prospectus supplement. As a result, one or more of the underwriters or their affiliates may receive more than 5% of the net proceeds from this offering in the form of the repayment of existing indebtedness. Accordingly, this offering is being made pursuant to Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, because the conditions of Rule 5121(a)(1)(C) are satisfied.

Certain of the underwriters are affiliates of banks that are currently lenders to us (the “Lenders”) under credit facilities extended to the Corporation and certain of its subsidiaries (the “Enbridge Credit Facilities”) and, as a result, under applicable Canadian securities legislation, we may be considered to be a connected issuer to those underwriters. We are in compliance with the terms of the Enbridge Credit Facilities and none of the Lenders was involved in the decision to offer the Notes or in the determination of the terms of the distribution of the Notes.

If any of the underwriters or their affiliates has a lending relationship with us or our affiliates, certain of those underwriters or their affiliates routinely hedge, certain other of those underwriters or their affiliates have hedged and are likely in the future to hedge, and certain other of those underwriters of their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge that exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our affiliates’ securities, including potentially the Notes offered hereby. Any of these credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We expect that delivery of the Notes will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which will be the second business day following the date of pricing of the Notes (this settlement cycle being herein referred to as “T+2”).

European Economic Area and the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 17/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Regulation.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) or (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus, nor any other materials relating to the Notes, has been or will be lodged or registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material issued in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be issued, circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the applicable conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions set forth in the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the securities or securities-based derivative contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed or purchased the Notes under an offer made pursuant to Section 275 of the SFA except: (1) to an institutional investor or an accredited investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

EXPENSES

The following is a statement of the expenses (all of which are estimated), other than any underwriting discounts and commissions and expenses reimbursed by or to us, to be incurred in connection with a distribution of securities registered under this registration statement.

SEC registration fee	US$
Trustee’s fees and expenses
Printing expenses
Legal fees and expenses
Accountants’ fees and expenses
Miscellaneous
Total	US$

VALIDITY OF SECURITIES

Certain legal matters relating to Canadian law in connection with this offering of Notes will be passed upon for the Corporation by McCarthy Tétrault LLP, Calgary, Alberta, Canada, and the validity of the Notes as to matters of New York law will be passed upon for the Corporation by Sullivan & Cromwell LLP, New York, New York. In addition, certain legal matters relating to United States law in connection with this offering of the Notes and the validity of the Notes will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas and certain legal matters relating to Canadian law in connection with this offering of the Notes will be passed upon for the underwriters by Osler, Hoskin & Harcourt LLP, Toronto, Ontario, Canada.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

ENBRIDGE INC.

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

COMMON SHARES

PREFERENCE SHARES

We may from time to time offer our debt securities (which may be guaranteed by our wholly owned subsidiaries, Spectra Energy Partners, LP (“SEP”) and Enbridge Energy Partners, L.P. (“EEP”)), common shares and cumulative redeemable preference shares (the “preference shares” and, together with our debt securities, the subsidiary guarantees of our debt securities (the “guarantees”) and our common shares, the “Securities”).  We may offer the Securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus (the “Prospectus”).

The specific variable terms of any offering of Securities will be set forth in one or more supplements to this Prospectus (a “Prospectus Supplement”) including, where applicable: (i) in the case of common shares or preference shares, the number of shares offered and the offering price; and (ii) in the case of debt securities, the designation, any limit on the aggregate principal amount, the currency or currency unit, the maturity, the offering price, whether payment on the debt securities will be senior or subordinated to our other liabilities and obligations, whether the debt securities will bear interest, the interest rate or method of determining the interest rate, any terms of redemption, any conversion or exchange rights, whether the debt securities will be guaranteed and any other specific terms of the debt securities. You should read this Prospectus and any applicable Prospectus Supplement before you invest in any Securities.

The Corporation’s common shares are listed on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) under the symbol “ENB”. Certain series of the Corporation’s preference shares are listed on the TSX. On May 10, 2019, the last reported sales price of our common shares on the NYSE was US$36.85 per share and the last reported sales price of our common shares on the TSX was Cdn$49.41 per share.

The Securities may be sold directly, on a continuous or delayed basis, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this Prospectus. We may also describe the plan of distribution for any particular offering of the Securities in any applicable Prospectus Supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this Prospectus is being delivered, we will disclose their names and the nature of our arrangements as well as the net proceeds we expect to receive from any such sale, in the applicable Prospectus Supplement.

You should read this Prospectus and any accompanying Prospectus Supplement carefully before you invest in the Securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Canada, that at certain points in time, most of its officers and directors may be residents of Canada, that some of the experts named in this Prospectus are residents of Canada, and that all or a substantial portion of the assets of the Corporation and said persons are located outside the United States.

Investing in these Securities involves certain risks. To read about certain factors you should consider before buying any of the Securities, see “Risk Factors” section on page 8 of this Prospectus and on page 38 of our annual report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein, as well as any risk factors included in, or incorporated by reference into, an applicable Prospectus Supplement.

This Prospectus is dated May 17, 2019

The Corporation has not authorized anyone to provide any information or to make any representations other than as contained or incorporated by reference in this Prospectus or in any accompanying supplement to this Prospectus. The Corporation takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This Prospectus and any accompanying supplement to this Prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this Prospectus and any accompanying supplement to this Prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained or incorporated by reference in this Prospectus and any supplement to this Prospectus is accurate as of the dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since the applicable dates. When this Prospectus or a supplement are delivered or sale pursuant to this Prospectus or a supplement is made, we are not implying that the information is current as of the date of the delivery or sale. You should not consider any information in this Prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our Securities.

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ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the Securities described in this Prospectus in one or more offerings. This Prospectus provides you with a general description of the Securities that may be offered pursuant to this Prospectus. Each time we offer Securities pursuant to this Prospectus, we will provide you with one or more Prospectus Supplements that will provide specific information about the Securities being offered and describe the specific terms of that offering. A Prospectus Supplement may also include a discussion of any additional risk factors or other special considerations that apply to the Securities being offered and add to, update or change the information contained in this Prospectus. If there is any inconsistency between the information in this Prospectus and any Prospectus Supplement, you should rely on the Prospectus Supplement. You should read both this Prospectus and any Prospectus Supplement together with the additional information described under the heading “Where You Can Find More Information” before purchasing any Securities.

In this Prospectus and in any Prospectus Supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars or Cdn$. “U.S. dollars” or “US$” means lawful currency of the United States. Unless otherwise indicated, all financial information included in this Prospectus or included in any Prospectus Supplement is determined using U.S. generally accepted accounting principles (“U.S. GAAP”). Except as set forth under “Description of Debt Securities and Guarantees” and “Description of Share Capital”, and unless the context otherwise requires, all references in this Prospectus and any Prospectus Supplement to “Enbridge”, the “Corporation”, “we”, “us” and “our” mean Enbridge Inc. and its subsidiaries, partnership interests and joint venture investments.

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NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including the documents incorporated by reference into this Prospectus, contain both historical and forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), and forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). This information has been included to provide readers with information about the Corporation and its subsidiaries and affiliates, including management’s assessment of the Corporation’s and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward-looking statements are typically identified by words such as ‘‘anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “likely”, “plan”, “project”, “target” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this Prospectus include, but are not limited to, statements with respect to the following: expected earnings before interest, income taxes and depreciation and amortization (“EBITDA”); expected earnings/(loss); expected earnings/(loss) per share; expected future cash flows; expected performance of the Liquids Pipelines, Gas Transmission and Midstream, Gas Distribution, Renewable Power Generation and Transmission, and Energy Services businesses; financial strength and flexibility; expectations on sources of liquidity and sufficiency of financial resources; expected costs related to announced projects and projects under construction; expected in-service dates for announced projects and projects under construction; expected capital expenditures; expected equity funding requirements for our commercially secured growth program; expected future growth and expansion opportunities; expectations about our joint venture partners’ ability to complete and finance projects under construction; expected closing of acquisitions and dispositions and expected timing thereof; estimated future dividends; expected future actions of regulators; expected costs related to leak remediation and potential insurance recoveries; expectations regarding commodity prices; supply forecasts; expectations regarding the impact of the stock-for-stock merger transaction completed on February 27, 2017 between Enbridge and Spectra Energy Corp (the “Merger Transaction”) including our combined scale, financial flexibility, growth program, future business prospects and performance; United States Line 3 Replacement Program; expected impact of the Federal Energy Regulatory Commission policy on treatment of income taxes; the transactions undertaken to simplify our corporate structure; our dividend payout policy; dividend growth and dividend payout expectation; expectations on impact of our hedging program; and expectations resulting from the successful execution of our 2018-2020 Strategic Plan.

Although we believe these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, natural gas liquids (“NGL”) and renewable energy; prices of crude oil, natural gas, NGL and renewable energy; exchange rates; inflation; interest rates; availability and price of labor and construction materials; operational reliability; customer and regulatory approvals; maintenance of support and regulatory approvals for our projects; anticipated in-service dates; weather; the timing and closing of dispositions; the realization of anticipated benefits and synergies of the Merger Transaction; governmental legislation; acquisitions and the timing thereof; the success of integration plans; impact of the dividend policy on our future cash flows; credit ratings; capital project funding; expected EBITDA; expected earnings/(loss); expected earnings/(loss) per share; expected future cash flows; and estimated future dividends. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to the impact of the Merger Transaction on us, expected EBITDA, expected earnings/(loss), expected earnings/(loss) per share or estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labor and construction materials; the effects of inflation and foreign exchange rates on labor and material costs; the effects of interest rates on borrowing costs; the impact of weather and customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes.

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The Corporation’s forward-looking statements are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of the Merger Transaction, operating performance, regulatory parameters, changes in regulations applicable to our business, dispositions, the transactions undertaken to simplify our corporate structure, our dividend policy, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, exchange rates, interest rates, commodity prices, political decisions and supply of and demand for commodities, including, but not limited to, those risks and uncertainties discussed in this Prospectus and in documents incorporated by reference into this Prospectus. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these are interdependent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, the Corporation assumes no obligation to publicly update or revise any forward-looking statement made in this Prospectus or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to the Corporation or persons acting on the Corporation’s behalf, are expressly qualified in their entirety by these cautionary statements.

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WHERE YOU CAN FIND MORE INFORMATION

The Corporation is subject to the information requirements of the U.S. Exchange Act, and in accordance therewith files reports and other information with the SEC. Such reports and other information are available on the SEC’s website at www.sec.gov. Prospective investors may read and download the documents the Corporation has filed with the SEC’s Electronic Data Gathering and Retrieval system at www.sec.gov. Reports and other information about the Corporation may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Corporation has filed with the SEC under the U.S. Securities Act, a registration statement on Form S-3 relating to the Securities and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, for a complete description of the applicable contract, agreement or other document, reference is made to the exhibits available on the SEC’s website at www.sec.gov.

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INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this Prospectus the information in documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC the information incorporated by reference in this Prospectus is considered to be automatically updated and superseded. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. In other words, in the case of a conflict or inconsistency between information contained in this Prospectus and information incorporated by reference into this Prospectus, you should rely on the information contained in the document that was filed later. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Prospectus.

We incorporate by reference the documents listed below and all documents which we subsequently file with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC rules) pursuant to Section 13(a), 13(c), 14, or 15(d) of the U.S. Exchange Act until the termination of the offering of the Securities under this Prospectus:

•                                          Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 15, 2019 (the “Annual Report”);

•                                          Definitive Proxy Statement on Schedule 14A, filed on March 27, 2019;

•                                          Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed on May 10, 2019;

•                                          Current Reports on Form 8-K filed on January 24, 2019, February 15, 2019 (filed portion only), March 4, 2019, March 12, 2019, April 25, 2019 and May 10, 2019; and

•                                          The description of Enbridge’s share capital contained in the registration statement on Form F-10, filed on September 15, 2017, and any other amendments or reports filed for the purpose of updating that description.

Copies of the documents incorporated herein by reference may be obtained, upon written or oral request, without charge from the Corporate Secretary of Enbridge, Suite 200, 425 - 1st Street S.W., Calgary, Alberta, T2P 3L8 (telephone 1-403-231-3900). Documents that we file with or furnish to the SEC are also available on the website maintained by the SEC (www.sec.gov). This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The information on that website is not part of this Prospectus.

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THE CORPORATION

Enbridge is one of North America’s largest energy infrastructure companies with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation assets. The Corporation delivers an average of 2.9 million barrels of crude oil each day through its Mainline and Express Pipeline, and accounts for approximately 62% of United States-bound Canadian crude oil exports. The Corporation also transports approximately 18% of the natural gas consumed in the United States, serving key supply basins and demand markets. The Corporation’s regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec and New Brunswick. The Corporation also generates approximately 1,600 megawatts of net renewable power in North America and Europe.

Enbridge is a public company, with common shares that trade on both the Toronto Stock Exchange and the New York Stock Exchange under the symbol “ENB”. The Corporation was incorporated under the Companies Ordinance of the Northwest Territories on April 13, 1970 and was continued under the Canada Business Corporations Act on December 15, 1987. Enbridge’s principal executive offices are located at Suite 200, 425 - 1st Street S.W., Calgary, Alberta, Canada T2P 3L8, and its telephone number is 1-403-231-3900.

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RISK FACTORS

Investment in the Securities is subject to various risks. Before deciding whether to invest in any Securities, in addition to the other information included in, or incorporated by reference into, this Prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in the Annual Report, which is incorporated by reference into this Prospectus, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 and our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any Prospectus Supplement relating to specific offerings of Securities.

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USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be added to the general funds of the Corporation to be used for general corporate purposes, which may include reducing outstanding indebtedness and financing capital expenditures, investments and working capital requirements of the Corporation. Specific information about the use of proceeds from the sale of any Securities will be set forth in a Prospectus Supplement. The Corporation may invest funds that it does not immediately require in short-term marketable debt securities. The Corporation expects that it may, from time to time, issue securities other than pursuant to this Prospectus.

The net proceeds to be received by the Corporation from the sale of the Securities from time to time under this Prospectus are not expected to be applied to fund any specific project. The Corporation’s overall corporate strategy and major initiatives supporting its strategy are summarized in the Annual Report, which is incorporated by reference herein.

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DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships interests or joint venture investments. The following description sets forth certain general terms and provisions of the debt securities and guarantees. The Corporation will provide particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below may apply to that series in a Prospectus Supplement. Prospective investors should rely on information in the applicable Prospectus Supplement if it is different from the following information.

Indenture

The debt securities will be issued under an indenture dated February 25, 2005, as amended and supplemented from time to time (the indenture as amended and supplemented, the “Indenture”), between Enbridge, SEP, a wholly owned subsidiary of Enbridge, as guarantor, EEP, a wholly owned subsidiary of Enbridge, as guarantor (each of SEP and EEP a “Guarantor”) and Deutsche Bank Trust Company Americas, as trustee. Debt securities issued under the Indenture will not be offered or sold to persons in Canada pursuant to this Prospectus. The following summary of certain provisions of the Indenture and the debt securities issued thereunder does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the Indenture.

The Corporation may issue debt securities and incur additional indebtedness other than through an offering of debt securities pursuant to this Prospectus.

The Indenture does not limit the aggregate principal amount of debt securities which may be issued under the Indenture or otherwise. The Indenture provides that debt securities will be in registered form, may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency. Unless otherwise specified in the applicable Prospectus Supplement, debt securities may be issued in whole or in part in a global form and will be registered in the name of and be deposited with The Depository Trust Company or its nominee, Cede & Co. The debt securities will be issuable in denominations of US$1,000 and integral multiples of US$1,000, or in such other denominations as may be set out in the terms of the debt securities of any particular series.

General

Material Canadian and United States federal income tax considerations applicable to any debt securities, and special tax considerations applicable to the debt securities denominated in a currency or currency unit other than Canadian or U.S. dollars, will be described in the Prospectus Supplement relating to the offering of debt securities.

Unless otherwise indicated in an applicable Prospectus Supplement, the debt securities will be unsecured obligations and will rank equally with all of the Corporation’s other unsecured and unsubordinated indebtedness and will be guaranteed by both Guarantors. See “—Guarantees” below. Enbridge is a holding company that conducts substantially all of its operations and holds substantially all of its assets through its subsidiaries. As at March 31, 2019, the long-term debt (excluding the current portion, as well as guarantees and intercompany obligations between the Corporation and its subsidiaries) of Enbridge and its subsidiaries totaled approximately $60.1 billion, of which approximately $36.5 billion is subsidiary debt. The debt securities issued under this Prospectus will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of Enbridge’s subsidiaries other than the Guarantors with respect to any guaranteed debt securities. The Indenture does not limit the incurrence of indebtedness and issuance of preferred stock of or by Enbridge’s subsidiaries. Nonetheless, we do not expect either Guarantor to issue any additional debt or any preferred stock after the date of this prospectus.

The Indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part and is available as described above under “Where You Can Find More Information”. The Indenture will be described in a Prospectus Supplement for such debt securities. For further details, prospective investors should refer to the Indenture and the applicable Prospectus Supplement.

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Debt securities may also be issued under new supplemental indentures between us and a trustee or trustees as will be described in a Prospectus Supplement for such debt securities. The Corporation may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this Prospectus.

The Prospectus Supplement will set forth additional terms relating to the debt securities being offered, including covenants, events of default, provisions for payments of additional amounts and redemption provisions.

The Prospectus Supplement will also set forth the following terms relating to the debt securities being offered:

•                                          the title of the debt securities of the series;

•                                          any limit upon the aggregate principal amount of the debt securities of the series;

•                                          the party to whom any interest on a debt security of the series shall be payable;

•                                          the date or dates on which the principal of (and premium, if any, on) any debt securities of the series is payable;

•                                          the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which interest will be payable and the regular record date for interest payable on any interest payment date;

•                                          the place or places where principal and any premium and interest are payable;

•                                          the period or periods if any within which, the price or prices at which, the currency or currency units in which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at the option of the Corporation;

•                                          the obligation, if any, of the Corporation to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the terms and conditions upon which debt securities of the series may be redeemed or purchased, in whole or in part pursuant to such obligation;

•                                          if other than denominations of $1,000 and any integral multiples of $1,000, the denominations in which the debt securities are issuable;

•                                          if the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

•                                          if other than U.S. dollars, the currency, currencies or currency units in which the principal of or any premium or interest on any debt securities of the series will be payable, and any related terms;

•                                          if the principal of or any premium or interest on any debt securities of the series is to be payable, at the election of the Corporation or the holders, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, specific information relating to the currency, currencies or currency units, and the terms and conditions relating to any such election;

•                                          if other than the entire principal amount, the portion of the principal amount of any debt securities of the series that is payable upon acceleration of maturity;

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•                                          if the principal amount payable at maturity of the debt securities of the series is not determinable prior to maturity, the amount that is deemed to be the principal amount prior to maturity for purposes of the debt securities and the Indenture;

•                                          if applicable, that the debt securities of the series are subject to defeasance and/or covenant defeasance;

•                                          if applicable, that the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, if so, the depositary for the global securities, the form of any legend or legends which will be borne by such global securities and any additional terms related to the exchange, transfer and registration of securities issued in global form;

•                                          any addition to or change in the events of default applicable to the debt securities of the series and any change in the right of the trustee or the holders of the debt securities to accelerate the maturity of the debt securities of the series;

•                                          any addition to or change in the covenants described in this Prospectus applicable to the debt securities of the series;

•                                          if the debt securities are to be subordinated to other of the Corporation’s obligations, the terms of the subordination and any related provisions;

•                                          whether the debt securities will be convertible into securities or other property, including the Corporation’s common stock or other securities, whether in addition to, or in lieu of, any payment of principal or other amount or otherwise, and whether at the option of the Corporation or otherwise, the terms and conditions relating to conversion of the debt securities, and any other provisions relating to the conversion of the debt securities;

•                                          the obligation, if any, of the Corporation to pay to holders of any debt securities of the series amounts as may be necessary so that net payments on the debt security, after deduction or withholding for or on account of any present or future taxes and other governmental charges imposed by any taxing authority upon or as a result of payments on the securities, will not be less than the gross amount provided in the debt security, and the terms and conditions, if any, on which the Corporation may redeem the debt securities rather than pay such additional amounts;

•                                          whether the Corporation will undertake to list the debt securities of the series on any securities exchange or automated interdealer quotation system;

•                                          whether the debt securities of the series will be guaranteed by either or both Guarantors; and

•                                          any other terms of the series of debt securities.

Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture does not afford the holders the right to tender debt securities to Enbridge for repurchase or provide for any increase in the rate or rates of interest at which the debt securities will bear interest in the event Enbridge should become involved in a highly leveraged transaction or in the event of a change in control of Enbridge.

Debt securities may be issued under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and may be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the applicable Prospectus Supplement.

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Unless otherwise indicated in the applicable Prospectus Supplement, Enbridge may, without the consent of the holders thereof, reopen a previous issue of a series of debt securities and issue additional debt securities of such series; provided, however, that in the event any additional debt securities are not fungible with the outstanding debt securities for United States federal income tax purposes, such non-fungible additional debt securities will be issued with a separate CUSIP number so that they are distinguishable from the outstanding debt securities.

Guarantees

Unless otherwise specified in the applicable Prospectus Supplement, each of the Guarantors will fully, unconditionally, irrevocably, absolutely and jointly and severally guarantee the due and punctual payment of the principal of, and premium, if any, and interest on the debt securities and all other amounts due and payable by Enbridge under the Indenture and the debt securities, when and as such principal, premium, if any, interest and other amounts shall become due and payable. The guarantee of any debt securities is intended to be a general, unsecured, senior obligation of each of the Guarantors and will rank pari passu in right of payment with all indebtedness of each Guarantor that is not, by its terms, expressly subordinated in right of payment to the guarantee.

The guarantees of either Guarantor will be unconditionally released and discharged automatically upon the occurrence of any of the following events:

•                                          any direct or indirect sale, exchange or transfer, whether by way of merger, sale or transfer of equity interests or otherwise, to any person that is not an affiliate of Enbridge, of any of Enbridge’s direct or indirect limited partnership or other equity interests in such Guarantor as a result of which such Guarantor ceases to be a consolidated subsidiary of Enbridge;

•                                          the merger of such Guarantor into Enbridge or the other Guarantor or the liquidation and dissolution of such Guarantor;

•                                          with respect to any series of debt securities, the repayment in full or discharge or defeasance of such debt securities (each as contemplated by the Indenture or any applicable supplemental indenture);

•                                          with respect to EEP, the repayment in full or discharge or defeasance of the debt securities of EEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Seventeenth Supplemental Indenture, dated as of January 22, 2019, among EEP, the Corporation and U.S. Bank National Association, as trustee; or

•                                          with respect to SEP, the repayment in full or discharge or defeasance of the debt securities of SEP outstanding as of January 22, 2019, all of which are guaranteed by the Corporation pursuant to the Eighth Supplemental Indenture, dated as of January 22, 2019, among SEP, the Corporation and Wells Fargo Bank, National Association, as trustee.

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DESCRIPTION OF SHARE CAPITAL

In this section, the terms “Corporation” and “Enbridge” refer only to Enbridge Inc. and not to its subsidiaries, partnerships or joint venture interests. The following sets forth the terms and provisions of the existing capital of the Corporation. The following description is subject to, and qualified by reference to, the terms and provisions of the Corporation’s articles and by-laws. The Corporation is authorized to issue an unlimited number of common shares and an unlimited number of preference shares, issuable in series.

Common Shares

Each common share of the Corporation entitles the holder to one vote for each common share held at all meetings of shareholders of the Corporation, except meetings at which only holders of another specified class or series of shares are entitled to vote, to receive dividends if, as and when declared by the board of directors of the Corporation, subject to prior satisfaction of preferential dividends applicable to any preference shares, and to participate ratably in any distribution of the assets of the Corporation upon a liquidation, dissolution or winding up, subject to prior rights and privileges attaching to the preference shares.

Under the dividend reinvestment and share purchase plan of the Corporation, registered shareholders may reinvest their dividends in additional common shares of the Corporation or make optional cash payments to purchase additional common shares, in either case, free of brokerage or other charges.

The registrar and transfer agent for the common shares in Canada is AST Trust Company (Canada) (formerly CST Trust Company) at its principal transfer offices in Vancouver, British Columbia, Calgary, Alberta, Toronto, Ontario and Montréal, Québec. The co-registrar and co-transfer agent for the common shares in the United States is American Stock Transfer & Trust CO LLC at its principal office in Brooklyn, New York.

Shareholder Rights Plan

The Corporation has a shareholder rights plan (the “Shareholder Rights Plan”) that is designed to encourage the fair treatment of shareholders in connection with any take-over bid for the Corporation. Rights issued under the Shareholder Rights Plan become exercisable when a person, and any related parties, acquires or announces the intention to acquire 20% or more of the Corporation’s outstanding common shares without complying with certain provisions set out in the Shareholder Rights Plan or without approval of the board of directors of the Corporation. Should such an acquisition or announcement occur, each rights holder, other than the acquiring person and its related parties, will have the right to purchase common shares of the Corporation at a 50% discount to the market price at that time. For further particulars, reference should be made to the Shareholder Rights Plan, a copy of which may be obtained by contacting the Director, Investor Relations, Enbridge, 200, 425-1st Street S.W., Calgary, Alberta, T2P 3L8; telephone: 1-800-481-2804; fax: 1-403-231-5780; email: investor.relations@enbridge.com.

Preference Shares

Shares Issuable in Series

The preference shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the board of directors of the Corporation shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Corporation, determine the designation, rights, privileges, restrictions and conditions to be attached to the preference shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Corporation or the right to be convertible or exchangeable for common shares, directly or indirectly.

For preference shares issued that are to be convertible into other securities of the Corporation, including other series of preference shares, no amounts will be payable to convert those preference shares.

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Priority

The preference shares of each series shall rank on parity with the preference shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the common shares and over any other shares ranking junior to the preference shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the preference shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation, provided that the rights, privileges, restrictions and conditions attached to the preference shares as a class may be added to, changed or removed only with the approval of the holders of the preference shares given in such manner as may then be required by law, at a meeting of the holders of the preference shares duly called for that purpose.

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MATERIAL INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe material Canadian federal income tax consequences to an investor of acquiring any Securities offered thereunder, if applicable, including whether the payments of dividends on common shares or preference shares or payments of principal, premium, if any, and interest on debt securities payable to a non-resident of Canada will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe material United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code), including, to the extent applicable, any such material consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for United States federal income tax purposes or containing early redemption provisions or other special items.

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CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

Each purchaser of Securities in an offering made pursuant to this Prospectus that is a “Plan” will be deemed to make the representations in the following paragraph. For this purpose, a “Plan” is (i) any “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) individual retirement accounts (“IRAs” and each, an “IRA”) and other arrangements subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) an entity whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein.

Each purchaser of Securities that is a “Plan” and that acquires the Securities in connection with an offering made pursuant to this Prospectus will be deemed to represent by its purchase of the Securities that a fiduciary (the “Fiduciary”) independent of the Corporation, any underwriters, agents, dealers or any of their affiliates (the “Transaction Parties”) acting on the Plan’s behalf is responsible for the Plan’s decision to acquire the Securities in such offering made pursuant to this Prospectus and that such Fiduciary:

(i)            is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time;

(ii)           in the case of a Plan that is an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary;

(iii)          is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the Securities;

(iv)          is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire the Securities;

(v)           has exercised independent judgment in evaluating whether to invest the assets of the Plan in the Securities;

(vi)          understands and has been fairly informed of the existence and the nature of the financial interests of the Transaction Parties in connection with the Plan’s acquisition of the Securities;

(vii)         understands that the Transaction Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Plan, in connection with the Plan’s acquisition of the Securities; and

(viii)        confirms that no fee or other compensation will be paid directly to any of the Transaction Parties by the Plan, or any fiduciary, participant or beneficiary of the Plan, for the provision of investment advice (as opposed to other services) in connection with the Plan’s acquisition of the Securities.

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PLAN OF DISTRIBUTION

The Corporation may sell the Securities to or through underwriters, agents or dealers and also may sell the Securities directly to purchasers pursuant to applicable statutory exemptions or through agents.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers.

The Prospectus Supplement relating to each series of the Securities will also set forth the terms of the offering of the Securities, including to the extent applicable, the initial offering price, the proceeds to the Corporation, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers. Underwriters or agents with respect to Securities sold to or through underwriters or agents will be named in the Prospectus Supplement relating to such Securities.

In connection with the sale of the Securities, underwriters may receive compensation from the Corporation or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid either using a portion of the funds received in connection with the sale of the Securities or out of the general funds of the Corporation.

Under agreements which may be entered into by the Corporation, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

In connection with any offering of Securities, the underwriters, agents or dealers may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at levels above those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

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ENFORCEMENT OF CIVIL LIABILITIES

The Corporation is a Canadian corporation. While the Corporation has appointed Enbridge (U.S.) Inc. as its agent to receive service of process with respect to any action brought against it in any federal or state court in the United States arising from any offering conducted under this Prospectus, it may not be possible for investors to enforce outside the United States judgments against the Corporation obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal and state securities laws. In addition, certain of the directors and officers of the Corporation are residents of Canada or other jurisdictions outside of the United States, and all or a substantial portion of the assets of those directors and officers are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of United States federal and state securities laws.

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VALIDITY OF SECURITIES

The validity of the debt securities will be passed upon for us by McCarthy Tétrault LLP with respect to matters of Canadian law and by Sullivan & Cromwell LLP with respect to matters of New York law. The validity of the guarantees will be passed upon for us by Sullivan & Cromwell LLP. The validity of the common shares and preference shares will be passed upon for us by McCarthy Tétrault LLP.

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EXPERTS

The financial statements incorporated in this Prospectus by reference to Enbridge Inc.’s Current Report on Form 8-K dated May 10, 2019 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Enbridge Inc. for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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US$

Enbridge Inc.

% Fixed-to-Fixed Rate Subordinated Notes Series 2020-A due 2080

Preference Shares, Series 2020-A Issuable Upon Automatic Conversion

Prospectus Supplement

July        , 2020

Joint Book-Running Managers

J.P. Morgan

Barclays

Citigroup

Credit Suisse